UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Charter Communications, Inc.
(Name of Registrant as Specified in its Charter)

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March 20, 2012

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at the The Ritz Carlton Hotel, Denver, 1881 Curtis Street, Denver, Colorado 80202 on Tuesday, May 1, 2012 at 10:00 a. m. (Mountain Daylight Time).

All stockholders of record at the close of business on March 2, 2012 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures. Parking at the Hotel for the Annual Meeting will be complimentary. Please inform the attendant you are attending the Charter Annual Meeting.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

Thomas M. Rutledge
President and Chief Executive Officer

Charter Communications, Inc.

12405 Powerscourt Drive

St. Louis, Missouri 63131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

CHARTER COMMUNICATIONS, INC.

Date:	May 1, 2012
Time:	10:00 a.m. (Mountain Daylight Time)
Place:	The Ritz Carlton Hotel, Denver
1881 Curtis Street
Denver, Colorado 80202

Matters to be voted on:

1	To elect eleven Class A directors, nominated by our board of directors and named in this proxy statement;

2	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2012; and

3	To vote on any other matters properly brought before the stockholders at the meeting.

The proxy statement more fully describes these proposals.

By order of the Board of Directors,

RICHARD R. DYKHOUSE
Corporate Secretary

March 20, 2012

CHARTER COMMUNICATIONS, INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 1, 2012. The 2012 notice and proxy statement and the 2011 annual report to stockholders are available at www.proxyvote.com.

This proxy statement and the Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 20, 2012.

Questions and Answers about Voting and the Annual Meeting

What matters will be voted on at the annual meeting?

As a holder of Class A common stock, you are being asked to vote, on the following:

•	Proposal 1: To elect eleven Class A directors, nominated by our board of directors and named in this proxy statement;

•	Proposal 2: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2012; and

•	Proposal 3: To vote on any other matters properly brought before the stockholders at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the eleven Class A directors, nominated by our board of directors and named in this proxy statement; and

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2012.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.

Who has been nominated for election as directors at the annual meeting?

The board of directors has nominated eleven directors for election. The eleven directors who have been nominated by the board of directors and agreed to serve as directors are: Messrs. Conn, Glatt, Jacobson, Karsh, Lee, Marcus, Markley, Merritt, Parker, Rutledge and Zinterhofer. All but Mr. Marcus are current directors.

Who can vote at the annual meeting?

Holders of a total of 100,514,716 shares of Class A common stock, as of the close of business on March 2, 2012 (the “Record Date”), are entitled to vote at the annual meeting. Each holder of Class A common stock is entitled to one vote per share. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote.

What is the difference between being a stockholder of record and a beneficial owner?

You are a stockholder of record if at the close of business on the Record Date, your shares were registered in your name with Computershare Shareowner Services, our transfer agent and registrar.

You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares,” below.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker or other nominee, you should return your proxy in the envelope provided by such broker or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

What if I do not provide instructions on how to vote my shares?

If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted for the election of the Company’s director nominees and “FOR” the proposals as described above.

If you are a beneficial owner and you do not provide the broker or other nominee which holds your shares with voting instructions, the broker or nominee has discretionary authority to vote for certain proposals, but not others pursuant to the rules of NASDAQ and the Securities and Exchange Commission (“SEC”). Brokers and other nominees have the discretion to vote on routine matters such as Proposal 2, but not on non-routine matters such as Proposal 1. Therefore, if you do not provide voting instructions to the broker or nominee that holds your shares, the broker or nominee may only vote for Proposal 2 and any other routine matters properly presented for a vote at the annual meeting.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the voting power of the Class A common stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker or other nominee does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner.

What is the vote required for the proposals on the agenda?

The affirmative vote of the holders of a majority of Class A shares cast is required for (i) the election of the Class A directors, and (ii) the ratification of the appointment of KPMG as our independent registered public accounting firm, Proposals 1 and 2, respectively. Under our Certificate of Incorporation and Bylaws, for purposes of determining whether votes have been cast, abstentions and broker “non-votes” will not be counted.

A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Abstentions will not be voted and will have the effect of a vote against the proposals. If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Therefore, broker non-votes will have the effect of a vote against the proposals. In addition, in the election of directors, a stockholder may withhold such stockholder’s vote.

What are my choices in the proposals on the agenda?

On Proposal 1, you can vote your shares “FOR,” or you can withhold your vote for the Class A director nominees. On Proposal 2, you can (1) vote for a proposal, (2) vote against a proposal, or (3) abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card.    Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the Proposals as noted above.

Can I vote via the Internet?

Stockholders with shares registered in their names with Computershare Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on April 30, 2012. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new proxy card. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker, or nominee.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and to act as the inspector of election and certify to the election results.

Who is soliciting my vote?

The board of directors is soliciting your vote.

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Proposal No. 1: Election of Class A Directors

(Item 1 on Proxy Card)

The Company currently has eleven directors, each of whom is elected on an annual basis. The board of directors is soliciting your vote for the Class A directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, or he or she resigns or is otherwise removed.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE CLASS A DIRECTOR NOMINEES.

Information about the Class A Director Nominees

The following information concerns the eleven individuals who have been nominated by the board of directors for election by the Class A stockholders. Except for Mr. Marcus, who has been nominated by the board to replace Robert Cohn, each of the following individuals currently serves as a Class A director.

Directors	Position(s)
W. Lance Conn	Director
Darren Glatt	Director
Craig A. Jacobson	Director
Bruce A. Karsh	Director
Edgar Lee	Director
Jeffrey A. Marcus	Director
John D. Markley, Jr	Director
David C. Merritt	Director
Stan Parker	Director
Thomas M. Rutledge.	Director, President and Chief Executive Officer
Eric L. Zinterhofer	Chairman of the Board of Directors

W. Lance Conn, 43, was elected to the board of directors of Charter on November 30, 2009. Mr. Conn previously served on Charter’s board of directors since September 2004. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Prior to joining Vulcan, Inc., Mr. Conn was employed by America Online, Inc., an interactive online services company, from March 1996 to May 2003. From September 1994 to February 1996, Mr. Conn was an attorney with Shaw, Pittman, Potts & Trowbrige LLP in Washington, D.C. Mr. Conn served as an officer of Charter Investment, Inc. prior to and during the time of its Chapter 11 bankruptcy proceedings filed concurrently with Charter’s Chapter 11 proceedings. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and an A.B degree in history from Princeton University. We believe Mr. Conn’s qualifications to sit on Charter’s board include his experience in the media business and as a director.

Darren Glatt, 36, was elected to the board of directors of Charter on November 30, 2009. Mr. Glatt is a partner at Apollo Management, L.P. and has been with Apollo since 2006. During his tenure at Apollo, Mr. Glatt has focused on investments in the media, communications and leisure sectors. Prior to Apollo, Mr. Glatt was a member of the Media Group at Apax Partners from 2004 to 2006, a member of the Media Group at the Cypress Group from 2000 to 2002 and a member of the Mergers & Acquisitions Group at Bear, Stearns & Co. from 1998 to 2000. Mr. Glatt also serves on the board of directors of CKX Entertainment Holdings, Inc., PlayPower Holdings, Inc., Principal Maritime Holdings, LLC and Veritable Maritime Holdings, LLC. Mr. Glatt received his MBA from the Harvard Business School and graduated summa cum laude from George Washington University’s School of Business & Public Management. We believe Mr. Glatt’s qualifications to sit on Charter’s board include his experience in the media, banking and investment industries.

Craig A. Jacobson, 59, was elected to the board of directors of Charter on July 27, 2010. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush and Kaller, L.L.P., where he has practiced entertainment law for the past 25 years. Mr. Jacobson is a member of the Board of Directors of Expedia, Inc., Aver Media, a privately held Canadian lending institution, and Eventful, Inc., a privately held digital entertainment and live event service company. Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live-Nation, Inc. in January 2010. Mr. Jacobson received his Bachelor of Arts degree from Brown University in 1974, where he was a member of Phi Beta Kappa, and his J.D. degree with Honors from George Washington University School of Law in 1979. We believe Mr. Jacobson’s qualifications to sit on Charter’s board include his media and business experience.

Bruce A. Karsh, 56, was elected to the board of directors of Charter on November 30, 2009. Since 1995, Mr. Karsh has served as President and co-founder of Oaktree Capital Management, L.P., formerly Oaktree Capital Management, LLC, a Los Angeles-based investment management firm. Prior to co-founding Oaktree, Mr. Karsh was a Managing Director of Trust Company of the West (“TCW”) and its affiliate, TCW Asset Management Company, and the portfolio manager of the Special Credits Funds for seven years. Prior to joining TCW, Mr. Karsh worked as Assistant to the Chairman of Sun Life Insurance Company of America and of SunAmerica, Inc., its parent. Prior to that, he was an attorney with the law firm of O’Melveny & Myers. Mr. Karsh holds an A.B. degree in Economics from Duke University and a J.D. from the University of Virginia School of Law. Mr. Karsh serves as the Chairman of the Board of Directors for Duke University’s investment management company and serves as a director of Oaktree Capital Group, LLC, LBI Media Holdings, Inc. and LBI Media, Inc. We believe Mr. Karsh’s qualifications to sit on Charter’s board include his business and investment experience.

Edgar Lee, 36, was elected to the board of directors of Charter on January 18, 2011. He is Senior Vice President of Oaktree Capital Management, L.P. Mr. Lee joined Oaktree Capital Management in 2007. From 2005 to 2007, Mr. Lee was an Associate Director in the TMT Investment Banking division of UBS Investment Bank in Los Angeles. Prior to UBS, Mr. Lee was an Associate in the Fixed Income Division at Lehman Brothers Inc. Mr. Lee received a B.A. in Economics from Swarthmore College and a M.P.P. with a concentration in Applied Economics from Harvard University. We believe Mr. Lee’s qualifications to sit on Charter’s board include his business and investment experience.

Jeffrey A. Marcus, 65, Mr. Marcus joined Crestview Partners, L.P. in 2004 as a Managing Director. He is a media and communications entrepreneur who previously served as the President and Chief Executive Officer of AMFM, Inc., (formerly Chancellor Media Corporation), one of the nation’s largest radio broadcasting companies. Mr. Marcus was also the founder and chief executive officer of Marcus Cable Company, which was the largest privately held cable company in the United States at the time of its sale in 1998. Mr. Marcus also founded an earlier cable company, Marcus Communications, Inc., which was merged into Western Tele-Communications, Inc. Mr. Marcus served as the chief executive officer of the merged and renamed company, WestMarc Communications, Inc. until 1988. In 1989, the company was sold to Tele-Communications, Inc. Mr. Marcus is currently a director of Cumulus Media, Inc., CWGS Enterprises, LLC, OneLink Communications (MCNA Cable Holdings LLC and San Juan Cable LLC) and Insight Communications Company, Inc. and has served on public and private company boards of directors, including Brinker International, Inc., AMFM Inc. and WestMarc Communications, Inc. Mr. Marcus received his B.A. in Economics from the University of California — Berkeley. We believe Mr. Marcus’ qualifications to sit on Charter’s board include his cable and business experience.

John D. Markley, Jr., 46, was elected to the board of directors of Charter on November 30, 2009. Mr. Markley has served as Managing Director of Bear Creek Capital Management, an investment firm focused on public and private companies in the communications, media and technology industries, since 2009. From 1996 to 2009, Mr. Markley was a partner at Columbia Capital, a venture capital firm. Prior to Columbia Capital, Mr. Markley was at the Federal Communications Commission where he developed US Government spectrum policy, and with Kidder, Peabody, an investment firm. Mr. Markley is currently a director of Broadsoft, a publicly traded company, and numerous private companies. Mr. Markley received a B.A. degree from Washington & Lee University and an M.B.A degree from Harvard Business School. We believe Mr. Markley’s qualifications to sit on Charter’s board include his experience in the telecommunications and media industries.

David C. Merritt, 57, was elected to the board of directors of Charter on December 15, 2009, and was also appointed as Chairman of Charter’s Audit Committee at that time. Mr. Merritt previously served on Charter’s board and Audit Committee since 2003. Effective March 2009, he is the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. From October 2003 to September 2007, Mr. Merritt was a Managing Director of Salem Partners, LLC, an investment banking firm. Mr. Merritt is a director of Outdoor Channel Holdings, Inc. and of Calpine Corporation and currently serves as Chairman of the Audit Committee of each company. He is also a director of Buffet Restaurants Holdings, Inc. From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge. We believe Mr. Merritt’s qualifications to sit on Charter’s board include his many years of experience with a major accounting firm, as a director and audit committee member, and in the media industry.

Stan Parker, 36, was elected to the board of directors of Charter on January 18, 2011. He is a senior partner of Apollo Global Management LLC, having joined the firm as an associate in 2000. Prior to that time, Mr. Parker was employed by Salomon Smith Barney, Inc. in its Financial Entrepreneurs Group within the Investment Banking Division. Mr. Parker also serves on the board of directors of Affinion Group, CEVA Logistics, Momentive Performance Materials and CKX Entertainment Holdings, Inc. Mr. Parker holds a B.S. degree in Economics from The Wharton School of Business at the University of Pennsylvania. We believe Mr. Parker’s qualifications to sit on Charter’s board include his business and investment experience.

Thomas M. Rutledge, 58, was appointed as a director and President and Chief Executive Officer of the Company effective on February 13, 2012. Prior to joining Charter, Mr. Rutledge served as Chief Operating Officer of Cablevision from April 2004 until December 2011. A 34-year cable industry veteran, Mr. Rutledge previously served as president of Time Warner Cable. He began his career in 1977 at American Television and Communications (ATC), a predecessor company of Time Warner Cable. Mr. Rutledge currently serves on the board of the National Cable and Telecommunications Association (NCTA). He served as Chairman of the NCTA from 2008-2010, and currently serves on the boards of CableLabs, C-SPAN and the CTAM Educational Foundation. In 2011, he received NCTA’s Vanguard Award for Distinguished Leadership, the cable industry’s highest honor. He is a member of the Cable Hall of Fame and was inducted into the Broadcasting and Cable Hall of Fame in 2011. He received a B.A. in economics from California University in California, Pennsylvania in 1977. We believe Mr. Rutledge’s qualifications to sit on Charter’s board include his many years of experience as an executive in the media industry.

Eric L. Zinterhofer, 40, was elected to the board of directors of Charter on November 30, 2009 and as non-executive Chairman of the board on December 1, 2009. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, LLC, a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co. From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management. Mr. Zinterhofer is a director of Central European Media Enterprises Ltd., Dish TV India Ltd, and Hunter Boot Ltd.. In the past five years, Mr. Zinterhofer was a director of iPCS, Inc, Unity Media SCA and Affinion Group, Inc. Mr. Zinterhofer received B.A. degrees in Honors Economics and European History from the University of Pennsylvania and received an M.B.A. from Harvard Business School. We believe Mr. Zinterhofer’s qualifications to sit on Charter’s board include his experience as a director and in the banking and investment industries.

Board of Directors and Committees of the Board of Directors

Our board of directors meets regularly throughout the year on an established schedule. The board also holds special meetings and acts by written consent from time to time as necessary. The Company held an annual stockholders’ meeting in 2011, which all directors attended. Members of the board of directors are encouraged to attend the annual meeting each year. In 2011, the full board of directors held 12 meetings and acted 5 times by written consent. No incumbent director attended fewer than 81% of the total number of meetings of the board and of committees on which he served.

The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board. The committees of the board of directors include the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Section 162(m) Committee and Finance Committee. The Audit, Compensation and Benefits, Finance and Nominating and Governance Committees each has a charter which is available on our website, www.charter.com.

Charter’s Audit Committee consisted of Messrs. Merritt, Jacobson and Markley in 2011. Mr. Markley joined the Audit Committee in January, 2011. Mr. Merritt is Chairman of the Audit Committee. Charter’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the board in 2011 to be independent in accordance with the listing standards of the NASDAQ Global Select Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee met eight times in 2011.

The Compensation and Benefits Committee, which has a written charter approved by the board, reviews and approves the Company’s compensation of the senior management of the Company and its subsidiaries. During 2011, the Committee was comprised of Messrs. Conn and Zinterhofer as well as Robert Cohn, who is not standing for re-election. Mr. Conn is Chairman of the Committee. All members of the Compensation and Benefits Committee were determined by the board in 2011 to be independent in accordance with the listing standards of the NASDAQ Global Select Market. The Compensation and Benefits Committee met six times in 2011 and executed three unanimous consents in lieu of meetings.

The Nominating and Corporate Governance Committee members in 2011 were Messrs. Karsh, Glatt and Lee. When Mr. Markley was appointed to the Audit Committee, he was replaced on the Nominating and Corporate Governance Committee by Mr. Lee. In April 2011, Mr. Glatt replaced Mr. Parker on the Committee. Mr. Karsh is Chairman of the Committee. All members of the Nominating and Governance Committee were determined by the board in 2011 to be independent in accordance with the listing standards of the NASDAQ Global Select Market. The Nominating and Corporate Governance Committee met four times in 2011.

The Section 162(m) Committee reviews the Company’s compensation for purposes of qualifying as performance-related compensation and thus meeting the provisions under Internal Revenue Code 162(m) for deductibility. In 2011, the Committee was comprised of Messrs. Cohn and Markley and it met one time.

The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of certain financing transactions referred to it by the board, in consultation with the Company’s legal and financial advisors. The Finance Committee in 2011 consisted of Messrs. Lee, Merritt and Parker, Messrs. Lee and Parker having been appointed in March 2011. The Finance Committee met eleven times during the year and executed two unanimous consents in lieu of meetings.

From time to time, the board may create “ad hoc” committees for specific projects or transactions. In 2011, the board appointed an ad hoc Human Resources Committee to consider transition issues for President and Chief Executive Officer. The Search Committee was appointed after Mr. Lovett announced his resignation in October 2011. The Human Resources Committee was comprised of Messrs. Karsh, Merritt, Parker and Zinterhofer and it met three times in 2011. The Search Committee was comprised of Messrs. Glatt, Karsh, Lee, Parker and Zinterhofer and it met once in 2011. The board also appointed the ad hoc Special Equity Committee to review the proposed repurchase of the Company’s common stock from various parties including certain affiliates. This committee consisted of Messrs. Cohn, Jacobson, Markley and Merritt and met three times in 2011.

The Company’s Nominating and Corporate Governance Committee of the board of directors has determined that Messrs. Cohn, Conn, Jacobson, Markley and Merritt are independent directors under NASDAQ rules. Messrs. Glatt, Karsh, Lee, Marcus, Parker and Zinterhofer are independent under the NASDAQ rules; however, their status or relationship with an affiliate of the Company prohibits an independence finding under SEC rules for Audit Committee membership purposes. Mr. Rutledge was appointed to the board of directors effective on February 13, 2012. Mr. Rutledge is the President and Chief Executive Officer of the Company and is thus not independent.

Nomination and Qualifications of Directors

Candidates for director are nominated by the board of directors, based on the recommendation of the Nominating and Corporate Governance Committee. Charter’s Corporate Governance Guidelines provide that, among other things, candidates for new board members to be considered by the Charter’s board of directors should be individuals from diverse business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. Candidates should include diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating and Corporate Governance Committee believe that it is essential that board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors. Mr. Marcus was recommended for nomination as a director by non-management directors.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons for the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (see “Stockholders Proposal for 2013 Annual Meeting” below for deadline requirements) in writing to the board of directors at the Company’s principal executive offices, in care of the General Counsel. The board of directors may, however, give less serious consideration to individuals not personally known by the current board members.

Board Leadership Structure and Risk Oversight

We separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full board. We could decide to combine these positions in the future.

The full board of directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis. The Audit Committee meets regularly with members of management in executive session, as well as with the Chief Compliance Officer, the Senior Director of Internal Audit Services and representatives of our independent outside accounting firm. The Compensation and Benefits Committee oversees our compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations, the corporate guidelines and director independence.

Stockholder Contact with Directors

Individuals may communicate directly with members of the board of directors or members of the board’s standing committees by writing to the following address:

Charter Communications, Inc.

12405 Powerscourt Drive

St. Louis, Missouri 63131

Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the board. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board, a standing committee of the board, or any individual member of the board or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

2011 Director Compensation

During the first quarter of 2011, the prior year’s non-employee director compensation package was in effect. On April 26, 2011, the board of directors approved a new non-employee director compensation package. The new 2011 plan includes an annual retainer of $90,000 in cash and an annual award of $90,000 in restricted stock reflecting an increase of $10,000 for each of the cash annual retainer and the restricted stock award from the previous year. In addition to the annual retainer, under the 2011 plan, the Audit Committee chair receives $20,000 per year, the Compensation and Benefits Committee chair receives $10,000 per year, and the chair of the Nominating and Corporate Governance Committee receives $10,000 per year (reflecting an increase of $2,500 from the previous year’s package). Each Audit Committee member (including the chair) receives $20,000 per year (reflecting an increase of $5,000 from the previous year’s package), each Compensation and Benefits Committee member (including the chair) receives $15,000 per year (reflecting an increase of $5,000 from the previous year’s package), each Finance Committee member receives $15,000 per year (reflecting an added retainer from the previous year) and each Nominating and Corporate Governance Committee member (including the chair) receives $10,000 per year.

Messrs. Glatt and Parker (as to Apollo Management, L.P.) and Messrs. Karsh and Lee (as to Oaktree Capital Management, L.P.) each requested that all cash compensation they received for their participation on Charter’s board of directors or committees of the board be paid directly to their respective employers in accordance with their internal policies. Further, Messrs. Glatt and Parker have declined the equity portion of their compensation for participation on Charter’s board of directors. Messrs. Karsh and Lee accepted and retained the equity portion of their board compensation.

Directors who are employees do not receive additional compensation for board of directors’ participation. Mr. Lovett, Charter’s former President, CEO and board member, was the only director who was also an employee during 2011.

The following table sets forth information as of December 31, 2011 regarding the compensation to those non-employee members of the board of directors listed below for services rendered for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Robert Cohn	100,220	122,256	222,476
W. Lance Conn	110,220	122,256	232,476
Darren Glatt	89,313	—	89,313
Craig Jacobson	105,220	122,256	227,476
Bruce Karsh	105,220	122,256	227,476
Edgar Lee(3)	102,104	111,728	213,832
John D. Markley, Jr.	104,866	122,256	227,122
William McGrath(3)	21,875	—	21,875
David Merritt	135,440	122,256	257,696
Stan Parker(3)	99,604	—	99,604
Christopher Temple(3)	23,750	—	23,750
Eric Zinterhofer	100,220	122,256	222,476

(1)

Cash compensation to the directors is paid in advance on a quarterly basis. All directors received the annual retainer for 2011; however, the retainer was pro-rated in the 2nd quarter of 2011 to reflect the increases in the annual retainers that were approved by the board on April 26, 2011. As a result, the total annual retainer for 2011 was $86,813. In addition, the annual retainers for Messrs. Lee and Parker (who joined the board in January 2011) and Messrs. McGrath and Temple (who left the board in January 2011) were pro-rated to reflect their respective partial year of service. In addition to the annual retainer, Mr. Cohn received $13,407 for his service on the Compensation and Benefits Committee. In addition to the annual retainer, Mr. Conn received $10,000 for his service as the Compensation and Benefits Committee chair and $13,407 for his service as a member of that Committee. In addition to the annual retainer, Mr. Glatt received $2,500 for his service during the 4th quarter as a member of the Nominating and Governance Committee. In addition to the annual retainer, Mr. Jacobson received compensation for his service on the Audit Committee equal to $18,407. In addition to the annual retainer, Mr. Karsh received $9,204 for his service as chair of the Nominating and Governance Committee as well as $9,203 for his service as a member of that committee. In addition to his pro-rated annual retainer of $83,035, Mr. Lee received $8,849 for his service on the Nominating and Governance Committee and $10,220 for his service on the Finance Committee. In addition to the annual retainer, Mr. Markley received $1,875 for his service during the 1st quarter on the Nominating and Governance Committee and $16,178 for his service during the 2nd, 3rd and 4th quarters on the Audit Committee. For his service on the board during the 1st quarter, Mr. McGrath received $20,000 for his annual retainer and $1,875 for his service on the Nominating and Governance Committee. In addition to the annual retainer, Mr. Merritt received $20,000 for his service as chair of the Audit Committee as well as $18,407 for his service as a member of that committee and $10,220 for his service on the Finance Committee. In addition to his pro-rated annual retainer of $83,035, Mr. Parker received $6,349 for the 1st, 2nd and 3rd quarters for the Nominating and Governance Committee and $10,220 for his service during the 2nd, 3rd and 4th quarters on the Finance Committee. For his service on the board during the 1st quarter, Mr. Temple received $20,000 for his annual retainer and $3,750 for his service on the Audit Committee. In addition to the annual retainer, Mr. Zinterhofer received $13,407 for his service on the Compensation and Benefits Committee.

(2)

Amounts attributed to the annual restricted stock grant for all directors vesting one year after the date of grant, with a fair value on the date of grant (April 26, 2011) of approximately $90,000 pro-rated for service prior to April 26, 2011. The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions with employees (FASB Topic 718). For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis. All restricted stock granted to the directors during 2011 valued above will vest on April 26, 2012.

(3)	Messrs. McGrath and Temple resigned as directors in January 2011 and Messrs. Lee and Parker were elected to fill those vacancies.

Indemnification

Our Bylaws provide that all directors are entitled to indemnification to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

Executive Officers

CEO Transition.    On October 11, 2011, Charter announced that Michael J. Lovett, the Company’s former President and Chief Executive Officer, would be resigning from his positions at the Company following a transition period. On that date, Charter and Mr. Lovett also entered into a Transition Agreement (the “Lovett Transition Agreement”); pursuant to which Mr. Lovett agreed to continue to serve as President and Chief Executive Officer and a director of the Company during a transition period. For further information on the Lovett Transition Agreement, see “Separation and Related Arrangements” below. On December 19, 2011, Charter announced that Thomas M. Rutledge had been appointed President and Chief Executive Officer of Charter effective February 13, 2012 and would also become a member of the Board of Directors of Charter at that time.

Our executive officers as of the date hereof, listed below, are elected by the board of directors annually, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officers	Position

Thomas M. Rutledge	President, Chief Executive Officer and Director
Christopher L. Winfrey	Executive Vice President and Chief Financial Officer
Donald F. Detampel	Executive Vice President, Technology and President, Commercial Services
Robert E. Quicksilver	Executive Vice President, Chief Administrative Officer
Steven E. Apodaca	President, Operations
James M. Heneghan	President, Charter Media
Richard R. Dykhouse	Senior Vice President, General Counsel and Corporate Secretary
Kevin D. Howard	Senior Vice President — Finance, Controller and Chief Accounting Officer

Information regarding our executive officers, other than Mr. Rutledge who serves as a director, is set forth below.

Christopher L. Winfrey, 36, Executive Vice President and Chief Financial Officer.    Mr. Winfrey joined Charter as Executive Vice President and Chief Financial Officer on November 1, 2010. Prior to joining Charter, Mr. Winfrey served as Chief Financial Officer and Managing Director of Unitymedia GmbH from March 2006 through October 2010. Mr. Winfrey was also appointed Managing Director of Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia NRW GmbH in March 2006 and arena Sport Rechte und Marketing GmbH in April 2008. From December 2002 through December 2005, Mr. Winfrey served as Senior Vice President — Corporate Finance and Development at Cablecom GmbH. Mr. Winfrey was previously Director of Financial Planning and Analysis of NTL’s continental European operations and a Senior Associate in the private equity group at Communications Equity Associates. Mr. Winfrey graduated from the University of Florida, with a B.S. degree in Accounting. He also received his MBA from the University of Florida.

Donald F. Detampel, 56, Executive Vice President, Technology and President, Commercial Services.    Mr. Detampel joined Charter as Executive Vice President and President, Commercial Services in October 2010 and was appointed Executive Vice President, Technology and President, Commercial Services in April 2011. Prior to joining Charter, Mr. Detampel served as Senior Vice President, Business Services at Comcast Corporation from March 2010 through August 2010. Prior to that, Mr. Detampel served as an Executive Chairman and director of New Global Telecom, Inc. from May 2008 through February 2010. Mr. Detampel served as President and Chief Executive Officer and board director of Raindance Communications, Inc., a publicly traded multimedia conferencing company, from February 2004 through April 2006. Mr. Detampel currently serves on the boards of directors of Alpine Access, Inc. and Peer 1 Networks, Inc. and also on the advisory board of Advanced Data Centers, Inc. Mr. Detampel received B.S. degrees, magna cum laude, in mathematics and physics, from St. Norbert College.

Robert E. Quicksilver, 57, Executive Vice President and Chief Administrative Officer.    Mr. Quicksilver joined Charter as Executive Vice President and Chief Administrative Officer on September 6, 2011. Prior to joining Charter, Mr. Quicksilver was a partner with the law firm, Patton Boggs, LLP in Washington, D.C., from November 2010 through September 2011. Prior to that, Mr. Quicksilver was an independent consultant for the internet industry from February 2010 through October 2010. From July 2007 through January 2010, Mr. Quicksilver served as chief content officer of TidalTV, an online video aggregation and advertising optimization platform. Prior to that, Mr. Quicksilver served as an independent consultant to internet companies, including Yahoo! Media Group, from November 2005 to June 2007. From August 1999 to August 2005, Mr. Quicksilver served as President, Network Distribution at FOX Broadcasting Company. Mr. Quicksilver received a B.A. degree, summa cum laude from Dartmouth College and a J.D. degree, magna cum laude, from the University of Michigan Law School.

Steven E. Apodaca, 45, President, Operations.    Mr. Apodaca was promoted to his current position in June 2010. Prior to that, he served as Senior Vice President — President, West Operations from December 2008 through June, 2010, Vice President of Operations Support from September 2005 to December 2008, Interim President of the former West Division from Feb 2007 to May 2007 and Interim Senior Vice President — Operations for the former Great Lakes Division from April 2005 to September 2005. Mr. Apodaca joined Charter as Vice President of Marketing for the former Great Lakes Division in 2003. Mr. Apodaca received a B.S. degree in marketing from the University of Northern Colorado and an M.B.A from Colorado State University.

James M. Heneghan, 53, President, Charter Media.    Mr. Heneghan was promoted to his current position in July 2010. Prior to his promotion, he served as Senior Vice President of Advertising Sales, Senior Vice President of Marketing and Advertising Sales, Vice President of Charter Media and Vice President of Advertising Sales of the Western Operating Division during his tenure at Charter which began in March 2001. Before joining Charter, Mr. Heneghan was Corporate Director of Advertising Sales for Cable One. Prior to Cable One, he served six years in several capacities with Cable One’s parent company, The Washington Post, in newspaper advertising sales. He also worked with the DDB Needham and J. Walter Thompson advertising agencies. Mr. Heneghan earned a Bachelor’s degree in Economics and Political Science from Bucknell University in Lewisburg, Pennsylvania.

Richard R. Dykhouse, 48, Senior Vice President, General Counsel and Corporate Secretary.    Mr. Dykhouse was promoted to his current position on January 4, 2011 having previously been a Vice President of Charter since 2006 serving most recently as Vice President, Associate General Counsel and Corporate Secretary. Prior to joining Charter, Mr. Dykhouse was Senior Counsel and Assistant Secretary for CNH Global, N.V. from 2004 to 2006 and was an attorney for Conseco, Inc. from 1994 to 2003 serving in the corporate law group with his last position as a Senior Vice President, Legal. Mr. Dykhouse received a bachelor’s degree in finance from Olivet Nazarene University, an M.B.A. from Indiana University and a J.D. degree from Indiana University School of Law — Indianapolis.

Kevin D. Howard, 42, Senior Vice President — Finance, Controller and Chief Accounting Officer.    Mr. Howard was promoted to his position as Senior Vice President — Finance, Controller and Chief Accounting Officer in December 2009. From August 1, 2010 through October 31, 2010, Mr. Howard served as Interim Chief Financial Officer. From April 2006 to December 2009, Mr. Howard served as Vice President, Controller and Chief Accounting Officer. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard began his career at Arthur Andersen LLP in 1993 where he held a number of positions in the audit division prior to leaving in April 2002. Mr. Howard served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. Mr. Howard received a bachelor’s degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant and certified managerial accountant.

Executive Compensation

Compensation Committee Interlocks and Insider Participation

During 2011, no member of Charter’s Compensation and Benefits Committee was an officer or employee of Charter or any of its subsidiaries during 2011. Mr. Zinterhofer served as the non-executive Chairman of the Board in 2011.

During 2011, (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors or Compensation and Benefits Committee and (2) none of Charter’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation and Benefits Committee.

Report of the Compensation and Benefits Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically state otherwise.

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.

W. LANCE CONN, Chairman

ROBERT COHN

ERIC ZINTERHOFER

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our Named Executive Officers (including our Chief Executive Officer, Chief Financial Officer, and other executive officers appearing in the Summary Compensation Table) should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

Role of the Compensation and Benefits Committee

The Compensation and Benefits Committee of our board of directors is responsible for overseeing our overall compensation structure, policies and programs and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management and employees.

Our CEO annually reviews the performance of each of the other Named Executive Officers. He recommends to the Compensation and Benefits Committee salary adjustments, annual cash bonuses and equity incentive compensation applying specific performance metrics that have been approved by the Compensation and Benefits Committee at the beginning of each year for the other Named Executive Officers. The Compensation and Benefits Committee has, on occasion, requested the CEO to be present at Compensation and Benefits Committee meetings where executive compensation and Charter and individual performance are discussed and evaluated. The CEO is invited for the purpose of providing insight or suggestions regarding executive performance objectives and/or achievements, and the overall competitiveness and effectiveness of our executive compensation program. Although the Compensation and Benefits Committee considers the CEO’s recommendations along with analysis provided by the Compensation and Benefits Committee’s compensation consultants, it retains full discretion to set all compensation for our Named Executive Officers, except that the Compensation and Benefits Committee’s recommendations for the CEO’s compensation goes before Charter’s full board of directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.

The Compensation and Benefits Committee has the discretion to directly engage the services of a compensation consultant(s) or other advisors. Semler Brossy Consulting Group, LLC (“Semler Brossy”) was retained directly by the Compensation and Benefits Committee and has conducted a comprehensive assessment of our annual executive compensation program relative to competitive markets, as well as conducted an analysis on certain retention strategies for our senior management team. In carrying out its assignments, Semler Brossy also interacted with management when necessary and appropriate. Semler Brossy may, in its discretion, seek input and feedback from management regarding its consulting work product prior to presentation to the Compensation and Benefits Committee in order to confirm alignment with our business strategy, and identify data questions or other similar issues, if any. During 2011, Semler Brossy provided no services to the Company other than its advice to the Compensation and Benefits Committee on executive compensation issues.

Compensation Philosophy and Objectives

The Compensation and Benefits Committee believes that attracting and retaining well-qualified executives is a top priority. The Compensation and Benefits Committee’s approach is to compensate executives commensurate with their experience, expertise and performance and to ensure that our compensation programs are competitive with executive pay levels within the cable, telecommunications, and other related industries that define our competitive labor markets. We seek to uphold this philosophy through attainment of the following objectives:

Pay-for-Performance.    We seek to ensure that the amount of compensation for each Named Executive Officer is reflective of the executive’s performance and service to us for the time period under consideration. Our primary measures of performance used to gauge appropriate levels of performance-based compensation have included revenue, Adjusted EBITDA, Adjusted EBITDA less capital expenditures, operating cash flow, operational improvements, customer satisfaction, and/or such other metrics as the Compensation and Benefits Committee shall determine is then critical to our long-term success at that time. While we believe that our executives are best motivated when they believe that their performance objectives are attainable, we also believe that these metrics should be challenging and represent important improvements over performance in prior years. Compensation payable pursuant to our annual Executive Bonus Plan and our Long-Term Incentive Program is dependent on our performance.

Alignment.    We seek to align the interests of the Named Executive Officers with those of our investors by evaluating executive performance on the basis of the financial measurements noted above, which we believe closely correlate to long-term stakeholder value creation. The annual cash bonus and long-term incentives are intended to align executive compensation with our business strategies, values and management initiatives, both short-and long-term. Through this incentive compensation, we place a substantial portion of executive compensation at risk, specifically dependent upon our financial performance over the relevant periods. This rewards executives for performance that enhances our financial strength and stakeholder value.

Retention.    We recognize that a key element to our success is our ability to retain a team of highly-qualified executives who can provide the leadership necessary to successfully execute our short-and long-term business strategies. We also recognize that, because of their qualifications, our senior executives are often presented with other professional opportunities, potentially ones at higher compensation levels. It is often difficult to retain talented management. Our retention strategy faces additional challenges in that the skills of our current management team are attractive to many companies inside and outside of the cable industry and several members of our management team do not have long-standing ties to the St. Louis area where our headquarters are located. The following programs underscore our focus on retention. First, a revised Long-Term Incentive Program was approved in March 2008 and modified in February 2009, and is discussed below. In addition, the Value Creation Plan was approved by the board of directors in 2009. These plans are described below.

Pay Levels and Competitive Analysis

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within Charter, the individual’s experience and expertise, pay levels for peers within Charter, pay levels in the marketplace for similar positions, and performance of the individual and Charter as a whole. In determining these pay levels, the Compensation and Benefits Committee considers all forms of compensation and benefits. When establishing the amounts of such compensation, the Compensation and Benefits Committee considers publicly available information, such as proxy statements, as well as third-party administered benchmark surveys concerning executive compensation levels paid by other competitors and in the industry generally.

With the assistance of Semler Brossy, the Compensation and Benefits Committee approved a peer group of the following 14 publicly-traded companies for assessing the competitiveness of executive compensation effective for 2011:

•	BCE Inc.

•	Cablevision Systems Corp.

•	CenturyLink Inc. (later merged with Qwest)

•	Comcast Corporation

•	The DIRECTV Group, Inc.

•	Frontier Communications Corp.

•	Leap Wireless International Inc.

•	Liberty Global

•	MetroPCS Communications Inc.

•	Qwest Communications International Inc.,

•	Telephone and Data Systems Inc.

•	TELUS Corp.

•	Time Warner Cable Inc., and

•	Windstream Corp.

Peer group companies selected met the following criteria:

•	Cable, satellite and telecommunications services industry (based on GICS code);

•	Telecommunications companies with between one-third and 3 times Charter’s revenue; and

•	Companies headquartered in the United States or Canada.

Consistent with our practice, and in light of recent transactions within the peer group, the Compensation and Benefits Committee revisits peer group composition on a periodic basis.

In addition to these specific peer companies, the Compensation and Benefits Committee also reviews data from a number of published compensation surveys that provide broader market data for specific functional responsibilities for companies of similar revenue size to us.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation and Benefits Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

In light of our practice of making a relatively high portion of each executive officer’s compensation based on performance (i.e., at risk), the Compensation and Benefits Committee generally examines peer company data at the 50th percentile (i.e., the median) and the 75th percentile, for performance at target and in excess of target, respectively, or for specialization of a skill set. The Compensation and Benefits Committee generally sets target compensation for our executive group at the median of the market data with the opportunity to reach the 75th percentile based on superior performance relative to the criteria above.

As noted above, notwithstanding our overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, experience and expertise, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the preservation of stakeholder value. Based on data provided by our outside advisor, target total direct 2011 compensation (i.e. salary, bonus and long-term incentive) for our Named Executive Officers was, on average, below median levels for the peer group.

Pay Mix

We utilize the particular elements of compensation because we believe that it provides a well-proportioned mix of total opportunity, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this portfolio approach, we provide the executive with a measure of stability in the minimum level of compensation the executive is eligible to receive, while motivating the executive to focus on the business metrics and actions that will produce a high level of performance for Charter, as well as reducing the risk of recruitment of top executive talent by competitors.

For key executives, the mix of compensation is weighted toward at-risk pay (annual incentives and long-term incentives). We believe that maintaining this pay mix results in a fundamental pay-for-performance orientation for our executives. We also believe that long-term incentives, and particularly equity compensation, provide a very important motivational and retentive aspect to the compensation package of our key executives. All equity awarded as compensation prior to 2009 was cancelled as part of our reorganization plan consummated upon our exit from Chapter 11 bankruptcy. We adopted a new stock incentive plan after emergence from bankruptcy in November 2009 and awards were made to executives under this new plan in December 2009, July 2010 and April and December 2011 as well as awards made to our Named Executive Officers, Messrs. Detampel and Winfrey, in connection with execution of their employment agreements with the Company in October and November 2010, respectively.

Implementing Our Objectives

The Compensation and Benefits Committee makes compensation decisions after reviewing our performance and carefully evaluating an executive’s performance during the year against pre-established goals, leadership qualities, operational performance, business responsibilities, career with Charter, current compensation arrangements and long-term potential to enhance stakeholder value. Specific factors affecting compensation decisions for the Named Executive Officers include:

•

Assessment of Company Performance — criteria may include revenue, adjusted EBITDA, free cash flow, adjusted EBITDA less capital expenditures, average revenue per unit, operating cash flow, operational improvements, customer satisfaction and/or such other metrics as the Compensation and Benefits Committee determines is critical to our long-term success. Application of this factor is more specifically discussed under “Elements Used to Achieve Compensation Objectives” as applicable;

•

Assessment of Individual Performance — criteria may include individual leadership abilities, management expertise, productivity and effectiveness. Application of this factor is more specifically discussed under “Elements Used to Achieve Compensation Objectives” as applicable; and

•

Competitive Analysis and Total Compensation Level Review — our Compensation and Benefits Committee works with our compensation consultant to assess compensation levels and mix as compared to the market, and is more fully discussed below under “Pay Levels and Competitive Analysis.”

Elements Used to Achieve Compensation Objectives

The main components of our compensation program include:

•

Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance designed to provide a base level of compensation stability on an annual basis;

•	Bonus Plans — variable performance-based pay designed to reward attainment of annual business goals, with target award opportunities generally expressed as a percentage of base salary;

•

Long-Term Incentives — awards historically included stock options, performance units/shares and restricted shares designed to motivate long-term performance and align executive interests with those of our shareholders; and

•	Special Compensation Programs — cash and equity programs targeted at executives in critical positions designed to incentivize performance and encourage long-term retention.

Details of Each Compensation Element

Base Salaries are set with regard to the level of the position within Charter and the individual’s current and sustained performance results. The Base Salary levels for executives, and any changes in those salary levels, are reviewed each year by the Compensation and Benefits Committee, and such adjustments may be based on factors such as new roles and/or responsibilities assumed by the executive and the executive’s significant impact on our then current goals. Salary adjustments may also be based on changes in market pay levels for comparable positions in our competitive markets. Base Salaries are reviewed and adjusted to account for: (a) market-competitive increases, (b) individual impact on and contributions to the business performance and company goals, (c) salary increases to align certain levels of responsibility; and (d) company-wide total salary increases. During 2011, Mr. Winfrey received a base salary increase of $25,000 and Mr. Apodaca received a base salary increase of $60,000 both due to a management-level alignment that took into account the relative compensation of officers of similar levels of responsibility within the Company and those of the peer group companies. Mr. Heneghan received a base salary increase equal to $10,356 due to company-wide salary increases. With respect to Messrs. Lovett and Detampel, the Compensation and Benefits Committee determined that their base salaries were consistent with our pay program and that no adjustment to base salary was required in 2011.

There is no specific weighting applied to any one factor in setting the level of salary, and the process ultimately relies on the subjective exercise of the Compensation and Benefits Committee’s judgment. Although salaries are generally targeted at market median compared to an industry peer group and other compensation survey data for experienced professionals, the Compensation and Benefits Committee may also take into account historical compensation, potential as a key contributor as well as special recruiting/retention situations in setting salaries for individual executives above or below the market median. Consistent with our pay philosophy, salary increases are not automatic or the same for each individual, taking into consideration the factors set forth above. Based upon data provided by Semler Brossy, Base Salaries for our Named Executive Officers are generally at median competitive levels.

(2)	Bonus Plans

2011 Executive Bonus Plan

For 2011, bonuses for eligible employees were determined based on Charter’s (or, if applicable, an employee’s particular operating group’s or Key Market Area’s (“KMA”)) performance during 2011 measured against four Charter performance goals or measures. These measures, and the percentage of an employee’s bonus allocated to each measure, are Charter revenue (20%), Charter adjusted EBITDA for corporate employees or operating cash flow for operating group and KMA employees (30%), Charter adjusted EBITDA less capital expenditures (30%) and Charter Customer Experience Satisfaction Index (“CESI”) (20%). Target bonuses for our Named Executive Officers ranged from 65% to 165% of base salary in 2011, subject to applicable employment agreements (see “Employment Agreements”). (Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income taxes, depreciation and amortization, reorganization items, stock compensation expense, loss on extinguishment of debt and other operating expenses, such as special charges and loss on sale or retirement of assets; and operating cash flow is defined as Adjusted EBITDA plus management fee expenses.) These four measures and the weighting of these measures reflect the Compensation and Benefits Committee’s and management’s judgment about the performance measures related to annual performance. Potential payouts relative to target range from 10% to 150% of target bonus amounts. All of the Named Executive Officers except Mr. Heneghan are participants under the 2011 Executive Bonus Plan. Mr. Heneghan participates in the Charter Media Bonus Plan, discussed below.

On February 22, 2012, the Compensation and Benefits Committee determined that achievement toward Charter performance goals for 2011 resulted in bonuses under the 2011 Executive Bonus Plan at the corporate level applicable to our Named Executive Officers of 91.8% of targeted bonuses, as detailed in the following chart and as set forth in the Non-Equity Incentive Plan column of the Summary Compensation Table as to Messrs. Lovett, Winfrey, Detampel and Apodaca.

Executive Bonus Plan Metrics for Named Executive Officers for 2011

	Weight	Performance Goal	Pro Forma Results	Attainment of Performance Goal	Bonus Matrixes Attainments
		($ in millions)	($ in millions)
Revenue	20%	$7,368	$7,216	97.9%	12.8%
Adjusted EBITDA/OCF	30%	$2,709	$2,681	99.0%	24.0%
Adjusted EBITDA less Capital Expenditures	30%	$1,353	$1,369	101.2%	33.6%
CESI	20%	10.00	10.07	107.0%	21.4%

Total Attainment					91.8%

The Compensation and Benefits Committee has the discretion to increase or decrease payouts under this annual plan based on organizational factors such as acquisitions or significant transactions, performance driven by changes in products or markets and other unusual, unforeseen or exogenous situations.

2011 Charter Media Bonus Plan

As discussed above, all of the Named Executive Officers participate in the Executive Bonus Plan except Mr. Heneghan. As President of Charter Media, Mr. Heneghan participates in the Charter Media Bonus Plan, a plan similar in structure to the Executive Bonus Plan but including Charter Media-specific performance criteria. For 2011, bonuses for eligible Charter Media employees were determined based on Charter’s and Charter Media’s performance during 2011 measured against four performance goals or measures. These measures, and the percentage of an employee’s bonus allocated to each measure, are Charter Media revenue (40%), Charter Media operating cash flow (35%), Charter adjusted EBITDA less capital expenditures (15%) and CESI (10%). Mr. Heneghan’s target bonus was 65% of base salary in 2011. Potential payouts relative to target range from 10% to 150% of target bonus amounts.

On February 22, 2012, the Compensation and Benefits Committee also determined that achievement toward Charter Media performance goals for 2011 resulted in bonuses under the 2011 Charter Media Bonus Plan to applicable Named Executive Officer in the amount of 132.4% of targeted bonuses, as detailed in the following chart and as set forth in the Non-Equity Incentive Plan column of the Summary Compensation Table as to Mr. Heneghan.

Charter Media Bonus Plan Metrics for Named Executive Officers for 2011

	Weight	Performance Goal	Pro Forma Results	Attainment of Performance Goal	Bonus Matrixes Attainments
		($ in millions)	($ in millions)
CM Revenue	40%	$275	$283	103.1%	52.4%
CM Operating Cash Flow	35%	$168	$182	108.2%	52.5%
Adjusted EBITDA less Capital Expenditures	15%	$1,353	$1,369	101.2%	16.8%
CESI	10%	10.00	10.07	107.0%	10.7%

Total Attainment					132.4%

The Compensation and Benefits Committee has the discretion to increase or decrease payouts under this annual plan based on organizational factors such as acquisitions or significant transactions, performance driven by changes in products or markets and other unusual, unforeseen or exogenous situations.

Discretionary Bonuses

The CEO is authorized by the Compensation and Benefits Committee to make discretionary bonus awards of up to 5% of the projected payout under the bonus plan. Discretionary bonus awards were recommended by management based upon management’s judgment of a participant’s performance and contribution to the

Company. Those recommendations from management were reviewed and approved by the CEO and reviewed and approved by the Compensation and Benefits Committee. Discretionary awards were made to the Named Executive Officers as follows: Christopher Winfrey — $40,000; Donald Detampel — $40,000; James Heneghan — $15,000; and Steven Apodaca — $30,000.

(3)	Long-Term Incentives

Our long-term incentive award compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with that of our stakeholders, and incentivize and retain the executives through the term of the awards. We believe that performance-based incentives help to drive our performance through their direct linkage to controllable business results while, at the same time, rewarding executives for the value created through share price appreciation. While the size of the award is ultimately left to the Compensation and Benefits Committee discretion, grant levels are generally targeted at the median to top quartile of competitive levels.

The 2001 Stock Incentive Plan, under which grants of equity were made to employees prior to 2009, was terminated upon our emergence from bankruptcy and all outstanding awards were cancelled. The 2009 Stock Incentive Plan provides for the potential grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and shares of restricted stock as each term is defined in the 2009 Stock Incentive Plan and in the discretion of the Compensation and Benefits Committee. Unless terminated sooner, the 2009 Stock Incentive Plan will terminate on April 28, 2019, and no option or award can be granted thereafter under that plan. Pursuant to our plan of reorganization, upon emergence from bankruptcy, we included an allocation to the 2009 Stock Incentive Plan of a number of shares of new Charter Class A common stock equaling up to approximately 3% of the Class A common stock outstanding and grants of 50% of the amount were to be made to participants within 30 days of emergence from bankruptcy. Immediately upon emergence, the 2009 Stock Incentive Plan included 3,848,393 shares. On December 16, 2009, the board of directors approved the inclusion of another 3,848,393 shares in the 2009 Stock Incentive Plan and made initial grants of awards under the 2009 Stock Incentive Plan.

As of December 31, 2011, 1,478,906 shares remained available for future grants under the plan. As of December 31, 2011, there were 1,175 participants in the 2009 plan. See the “Summary Compensation Table” below for the awards received by our Named Executive Officers.

The 2009 Stock Incentive Plan authorizes the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method. While the Plan authorizes repricing, no repricing has occurred under the 2009 Stock Incentive Plan.

As noted above, the 2001 Stock Incentive Plan was terminated upon our emergence from bankruptcy and all stock awards prior to 2009, including those to any of the Named Executive Officers, were forfeited. In addition, because of Mr. Lovett’s participation in the Value Creation Plan, described below, and Messrs. Winfrey and Detampel joining Charter after 2009, none of the Named Executive Officers, except for Messrs. Apodaca and Heneghan, received a Long Term Incentive Program (“LTIP”) award in 2009.

In 2009, under the LTIP, the Compensation and Benefits Committee granted both restricted cash awards and performance cash awards to take the place of equity awards during the pendency of our Chapter 11 proceedings. Restricted cash awards were payable in thirds over a three year period from the date of the grant. No restricted cash awards were made in 2010 or 2011. Performance cash awards that were made in 2009 were subject to an annual adjustment based on the Compensation and Benefits Committee’s review of the Company’s performance and level of achievement of financial performance measures. No performance cash awards were made in 2010 or 2011. In 2010, the Compensation and Benefits Committee approved the payout of the performance cash awards, at the level of attainment of 150.1% of the 2009 cash awards as a result of the achievement of the financial performance measures in 2009. The level of award attainment was based on revenue growth of 4.5% versus a target of 7.0% and adjusted EBITDA less capital expenditures of 22.2% versus a target of 15.4%. One-third of these performance cash awards, along with the restricted cash awards were scheduled to vest in each of 2010, 2011 and 2012, respectively, and since no additional awards have been made, the program will end. Charter has paid or will pay out one-third of the remaining performance cash award balances (as adjusted in 2010) in each of 2010, 2011 and 2012 to the participants, thus ending this component of the program. Of the Named Executive Officers, only Messrs. Lovett (for awards prior to 2009), Apodaca and Heneghan were participants in the performance cash program and Messrs. Apodaca and Heneghan were participants in the restricted cash program.

On April 26, 2011, the Board of Directors adopted the 2011-2013 Long Term Incentive Plan (the “Plan”) for certain employees of the Company, including Named Executive Officers. The Plan provides that awards made in 2011 were to cover Plan years 2011-2013 and no additional grants would be made to participants in 2012 or 2013 absent unusual circumstances (e.g., promotion). The amount and type of incentive compensation granted in 2011 was based upon our overall strategic, operational and financial performance and reflects the participant’s expected contributions to our future success. Grants to Named Executive Officers under the Plan were awards of time-vesting stock options, performance-vesting options and restricted stock units as of April 26, 2011, under the Company’s 2009 Stock Incentive Plan, and described as follows:

Time-Vesting Stock Options.    Time-vesting stock options involved the grant of options to purchase shares of the Company’s Class A common stock on each vesting date with each one-third of a grant vesting and becoming exercisable in four equal installments on each of the first four anniversaries of each of: April 26, 2011; December 31, 2011; and December 31, 2012.

Performance-Vesting Stock Options.    Performance-vesting stock options involved the grant of options to purchase shares of the Company’s Class A common stock in thirds in three tranches commencing on April 26, 2011, December 31, 2011 and December 31, 2012. One-third of each tranche will vest and become exercisable upon the first occurrence of shares of achieving a stock price threshold of $60 per share; one-third at a stock price threshold of $80 per share; and one-third at $100 per share. Achievement of the applicable stock price thresholds will be measured based on the average of the per share closing price of a share of the Company’s Class A common stock as reported on NASDAQ for any sixty consecutive trading days commencing on or after January 26, 2012 (as to Tranche I); on or after September 30, 2012 (as to Tranche II); and on or after September 30, 2013 (as to Tranche III). Grants of performance-vesting options were limited to our president and chief executive officer, and to executive vice president and president-level executives. See the tables below for the amount of the grants to the Named Executive Officers. Total amounts granted were determined by the Compensation and Benefits Committee by examining a multitude of factors. The Committee did evaluate the accounting grant value of the total award and verified that the total value of the grant, when evaluated on an annualized basis, was consistent with the awards at median. More importantly, the Compensation and Benefits Committee evaluated the potential value of the grant at the three price hurdles of $60, $80 and $100 and subjectively determined that the value delivered to each participant was compelling, was sufficiently large to balance the shorter-term focus of the annual incentive plan and would serve to retain the executives during this time period.

Restricted Stock Units.    The grant of restricted stock units (“RSUs”) provides that the grantee may receive one share of the Company’s Class A common stock for each RSU following vesting. The grants are subject to a straight vesting schedule of 25% on each of the four anniversaries of the grant date. Messrs. Heneghan and Apodaca received grants of 2,000 and 4,000 RSUs, respectively, in December 2011, related to an analysis of peer company compensation for like functions and to provide further incentives during the CEO transition.

Timing of Equity Grants

Grants of equity-based awards are determined by the Compensation and Benefits Committee and typically were made annually following review by the Compensation and Benefits Committee of our prior year’s performance. As noted above, in 2011 the Compensation and Benefits Committee adopted the Plan which granted awards in 2011 with the intent no annual grants will be made in 2012 and 2013. Grants may also be made at other times of the year, such as upon execution of a new employment agreement, based upon an analysis of peer company compensation to maintain a competitive compensation package or in a new hire or promotion situation. Grants of options, if made, have an exercise price equal to the average of the high and low stock price on the date of grant.

(4)	Retention Programs

In March 2009, we, after discussion with certain of our bondholders and upon the recommendation of our compensation consultant at the time, Towers Perrin, adopted the Value Creation Plan (the “VCP”) comprised of two components, the Restructuring Value Program (the “RVP”) and the Cash Incentive Program (the “CIP”).

The VCP provided incentives to encourage and reward participants in the VCP critical to our restructuring, for the successful conclusion of the process. Participants who continued to be employed by us or our subsidiaries until payment of RVP awards earned payments under the RVP upon our emergence from our Chapter 11 restructuring proceeding (the “Proceeding”). The RVP payments were made in December 2009 to the participants. Of the Named Executive Officers, only Mr. Lovett received an RVP payment equal to $2.4 million.

The CIP provides annual incentives for participants to achieve specified individual performance goals during each of the three years following our emergence from bankruptcy. Reasonably attainable individual performance goals for each of the first three years following our emergence from bankruptcy were established by the CEO, and approved by the Compensation and Benefits Committee, within thirty days following our emergence from bankruptcy. Participants will earn all or a portion of their target award based on the degree to which these goals are achieved in a particular year. Participants also fully vest in CIP payments upon an earlier of, or due to (i) a termination of their employment on or after our emergence from bankruptcy due to death, disability, by us for a reason other than “cause,” or voluntarily due to a “good reason” (as each such term is defined in Separation and Related Arrangements, below) and (ii) a “change in control” of Charter if they are then employed by Charter. The first two years’ performance goals were deemed to have been met by the Compensation and Benefits Committee and the awards were paid in November 2010 and 2011. Of the Named Executive Officers, only Mr. Lovett remained a participant in the program and Mr. Lovett received a $1 million payment for 2011. Mr. Lovett’s goals for 2011 were: 1) develop capabilities and values to enhance the customer experience; 2) change the dynamic in our video business; 3) leverage Internet superiority to grow customer relationships; and 4) aggressively drive growth in our commercial business. Upon his separation from the Company on April 30, 2012, Mr. Lovett will forfeit the ability to earn the remaining $1 million CIP payment.

Other Compensation Elements

The Named Executive Officers participate in all other benefit programs offered to all employees generally.

An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any material risks that might adversely impact the financial health or performance of the Company.

Stockholder Vote on Say on Pay

At the Company’s 2011 Annual Stockholders’ Meeting, the stockholders considered advisory proposals (i) to approve Executive Compensation, and (ii) on the frequency of holding a vote on Executive Compensation. As the board of directors had recommended, the stockholders approved the Executive Compensation and voted to hold an advisory vote on Executive Compensation every three years. The Compensation and Benefits Committee agreed with the advisory votes. The next vote on Executive Compensation by the stockholders is scheduled for 2014.

Impact of Tax and Accounting

Section 162(m) of the Internal Revenue Code generally provides that certain kinds of compensation in excess of $1 million in any single year paid to the chief executive officer and the three other most highly compensated executive officers other than the chief financial officer of a public company are not deductible for federal income tax purposes. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.” While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation and Benefits Committee has not adopted a policy that all compensation must be deductible. Stock options and performance shares granted under our 2009 Stock Incentive Plan are subject to the approval of the Compensation and Benefits Committee. The grants qualify as “performance-based compensation” and, as such, are exempt from the limitation on deductions. Outright grants of restricted stock and certain cash payments (such as base salary and cash bonuses) are not structured to qualify as “performance-based compensation” and are, therefore, subject to the Section 162(m) limitation on deductions and will count against the $1 million cap. The April 2011 grant of equity to executive officers was structured as complying with Section 162(m).

When determining amounts and forms of compensation grants to executives and employees, the Compensation and Benefits Committee considers the accounting cost associated with the grants. We account for stock-based compensation in accordance with accounting standards regarding stock compensation which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under this accounting guidance, grants of stock options, restricted stock, restricted stock units, and other share-based payments result in an accounting charge. The accounting charge is equal to the fair value of the instruments being issued on the date of the grant and is amortized over the requisite service period, or vesting period of the instruments. For restricted stock and restricted stock units, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value of the option on the date of the grant, estimated using the Black-Scholes option-pricing model, times the number of options granted. For stock options and restricted stock with market conditions, the cost is equal to the fair value of the option or restricted stock on the date of grant, estimated using Monte Carlo simulations, times the number of stock options or shares of restricted stock granted. The grant date weighted average assumptions used during the years ended December 31, 2011 and 2010, respectively, were: risk-free interest rate of 2.5%; expected volatility of 38.4% and 47.7%, and expected lives of 6.6 years and 6.3 years. The grant date weighted average assumption for cost of equity of the 2011 awards was 15.5%. We did not grant stock options in 2009.

The valuations assume no dividends are paid. Dollar values included in the “Non-Employee Director Compensation Table” and the “Summary Compensation Table” represent the aggregate fair value of all awards granted in 2011 and prior.

Events Relating to Equity Awards

In early 2009, due in part to the low stock trading price and our restructuring in bankruptcy, we offered employees who participated in the 2001 Stock Incentive Plan the option of forfeiting their grants of restricted stock and performance shares scheduled to vest in 2009. Mr. Lovett forfeited his shares and, therefore, there were no vesting events as to equity in 2009.

Summary Compensation Table

The following table sets forth compensation information for our Named Executive Officers that were named as such during the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael J. Lovett Former President and Chief Executive Officer	2011	1,300,000	—	—	16,059,501	3,142,096	36,750	20,538,347
	2010	1,237,367	2,210,000	—	3,687,250	3,709,465	68,442	10,912,524
	2009	757,178	—	5,383,803	—	3,821,586	38,968	10,001,535
Christopher L. Winfrey Executive Vice President and Chief Financial Officer	2011	534,616	40,000	—	6,423,796	368,083	48,333	7,414,828
	2010	70,673	—	2,616,000	1,408,500	66,998	17,356	4,179,527
Donald F. Detampel, Executive Vice President, Technology and President, Commercial Services	2011	600,001	40,000	—	6,423,796	413,101	3,216	7,480,114

James M. Heneghan, President, Charter Media	2011	421,400	15,000	106,320	3,232,624	529,090	13,592	4,318,026
Steven E. Apodaca, President, Operations	2011	314,999	30,000	212,640	3,232,624	370,613	17,935	4,178,811

(1)

Amounts reported in this column include discretionary and retention bonuses received by the Named Executive Officer, if any, for the applicable fiscal years ended December 31 set forth opposite the executive’s name and position. For 2011, Messrs Winfrey and Detampel each received discretionary bonuses equal to $40,000, Mr. Heneghan received a discretionary bonus of $15,000 and Mr. Apodaca received a discretionary bonus of $30,000. In 2010, Mr. Lovett received a signing bonus of $2,210,000 in connection with the execution of his new employment agreement covering his role of President and Chief Executive Officer.

(2)

Amounts reported in this column reflect the aggregate grant date fair value of restricted stock and restricted stock unit grants to each Named Executive Officer. Restricted stock and Restricted Stock Units reported represents the aggregate grant date fair value based on the closing stock price on the applicable grant date. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(3)

Amounts reported in this column were calculated in accordance with accounting guidance regarding stock compensation and reflect the aggregate grant date fair value of options granted to each Named Executive Officer during the applicable fiscal years set forth above. Options were granted in 2011 and 2010, however, no options were granted in 2009. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(4)

Amounts reported in this column include RVP payments made under the VCP in 2009 and CIP payments made under the VCP in 2010 and 2011. For further information on the VCP and RVP and CIP payments, please see the section titled “Value Creation Plan” in “Compensation Discussion and Analysis.” The amounts under this column also include Bonus Plan bonuses for each Named Executive Officer as well as performance cash and restricted cash payments, if any, for those same years. In addition to a bonus payment under the 2011 Executive Bonus Program of $1,969,110, Mr. Lovett received a performance cash payment of $172,986 and a $1,000,000 CIP payment under the VCP. Mr. Winfrey received a bonus payment under the 2011 Executive Bonus Program of $368,083. Mr. Detampel received a bonus payment under the 2011 Executive Bonus Program of $413,101. In addition to a bonus payment under the 2011 Charter Media Bonus Program of $362,657, Mr. Heneghan received a performance cash payment of $109,767 and a restricted cash payment of $56,666. In addition to a bonus payment under the 2011 Executive Bonus Program of $187,960, Mr. Apodaca received a performance cash payment of $111,820 and a restricted cash payment of $70,833.

(5)	The following table identifies the perquisites and personal benefits received by the Named Executive Officers:

Name	Year	Personal Use of Corporate Airplane ($)	401(k) Matching Contributions ($)	Executive Long- Term Disability Premiums ($)	Gross-up for Executive Long Term Disability ($)	Automobile Allowance ($)	Other ($)(6)
Michael J. Lovett	2011	21,255	3,664	1,110	2,081	7,200	1,440
	2010	29,683	4,718	1,110	2,081	7,200	23,650
	2009	19,547	8,250	1,110	2,081	7,200	780
Christopher L. Winfrey	2011	—	3,664	1,110	2,081	—	41,478
	2010	—	423	85	160	—	16,688
Donald F. Detampel	2011	—	—	1,110	2,081	—	25
James M. Heneghan	2011	—	3,664	1,110	2,081	—	6,737
Steven E. Apodaca	2011	—	3,664	1,110	2,081	9,000	2,080

(6)

This column includes credits generally available to all employees at their election that, if used, decrease the employee’s out-of-pocket costs for participation in the Company’s healthcare insurance program. In addition, for 2011, amounts reported for Mr. Winfrey include a $34,668 gross-up and $5,250 paid for relocation expenses. In addition, amounts reported in this column include a $25 gross-up for Mr. Detampel for a 2011 service award and a $5,037 gross-up for Mr. Heneghan for attendance at a media event in 2011.

2011 Grants of Plan Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
Michael J. Lovett	—	214,500	2,145,000	3,217,500	—	—	—	—
	4/26/2011	—	—	—	—	645,833	55.12	16,059,501
Christopher L. Winfrey	—	40,096	400,962	601,442	—	—	—	—
	4/26/2011	—	—	—	—	258,333	55.12	6,423,796
Donald F. Detampel	—	45,000	450,001	675,001	—	—	—	—
	4/26/2011	—	—	—	—	258,333	55.12	6,423,796
James M. Heneghan	—	27,391	273,910	410,865	—	—	—	—
	4/26/2011	—	—	—	—	130,000	55.12	3,232,624
	12/15/2011	—	—	—	2,000	—	—	106,320
Steven E. Apodaca	—	20,475	204,750	307,124	—	—	—	—
	4/26/2011	—	—	—	—	130,000	55.12	3,232,624
	12/15/2011	—	—	—	4,000	—	—	212,640

(1)

On April 26, 2011, the Board of Directors approved equity grants of restricted stock units and stock options under the 2009 Stock Incentive Program. In addition, on December 15, 2011 grants of restricted stock units were made to certain officers including Messrs. Heneghan and Apodaca.

(2)

These columns show the range of payouts under the 2011 Bonus Plans based on the applicable 2011 performance criteria. These payments were made in 2012 for 2011 performance based on the metrics described in the section titled “Bonus Plans” in the Compensation Discussion & Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)	Awards under this column were granted as restricted stock units under the 2009 Stock Incentive Plan and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(4)	These option awards were granted as time-vesting and performance-vesting options and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(5)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.

(6)

Amounts were calculated in accordance with FASB Topic 718 and represent the aggregate grant date fair value. For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted stock for each of our Named Executive Officers that remain outstanding as of December 31, 2011.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Michael J. Lovett	53,750	161,250	(1)	—		35.375	7/27/2020	—		—	—	—
	—	193,750	(2)	—		55.120	4/26/2021	—		—	—	—
	—	—		452,083	(3)	55.120	4/26/2021	—		—	—	—
	—	—		—		—	—	50,911	(4)	2,898,872	—	—
Christopher L. Winfrey	22,500	67,500	(1)	—		32.700	11/1/2020	—		—	—	—
	—	77,500	(2)			55.120	4/26/2021	—		—	—	—
	—	—		180,833	(3)	55.120	4/26/2021	—		—	—	—
	—	—		—		—	—	53,333	(4)	3,036,781	—	—
Donald F. Detampel	8,750	26,250	(1)	—		32.515	10/13/2020	—		—	—	—
	—	77,500	(2)	—		55.120	4/26/2021	—		—	—	—
	—	—		180,833	(3)	55.120	4/26/2021	—		—	—	—
	—	—		—		—	—	36,000	(4)	2,049,840	—	—
	—	—		—		—	—	—		—	—	—
James M. Heneghan	5,000	22,500	(1)	—		35.375	7/27/2020	—		—	—	—
	—	39,000	(2)	—		55.120	4/26/2021	—		—	—	—
	—	—		91,000	(3)	55.120	4/26/2021	—		—	—	—
	—	—		—		—	—	11,455	(4)	652,248	—	—
	—	—		—		—	—	2,000	(5)	113,880	—	—
Steven E. Apodaca	7,500	22,500	(1)	—		35.375	7/27/2020	—		—	—	—
	—	39,000	(2)	—		55.120	4/26/2021	—		—	—	—
	—	—		91,000	(3)	55.120	4/26/2021	—		—	—	—
	—	—		—		—	—	10,182	(4)	579,763	—	—
	—	—		—		—	—	4,000	(5)	227,760	—	—

(1)

Amounts shown reflect option awards granted to our named executive officers in the year ended December 31, 2010. These option grants vest in equal installments over a four-year period from the grant dates. Mr. Lovett has 53,750 options vesting on March 1, 2012 from his July 27, 2010 grant; however the remaining 107,500 options from that grant will be cancelled upon Mr. Lovett’s separation from the Company. Mr. Winfrey’s November 1, 2010 grant will have 22,500 options vest on each November 1st of 2012, 2013 and 2014. Mr. Detampel’s October 13, 2010 grant will have 8,750 options vest on each October 13th of 2012, 2013 and 2014. Mr. Heneghan’s July 27, 2010 grant will have 7,500 options vest on each March 1st of 2012, 2013 and 2014. Mr. Apodaca’s July 27, 2010 grant will have 7,500 options vest on each March 1st of 2012, 2013 and 2014.

(2)

Amounts shown reflect time-vesting options granted to each of the Named Executive Officers in the year ended December 31, 2011. Grants of time-vesting options to our named executive officers vest with each one-third of the grant vesting and becoming exercisable in four equal installments on each of the first four anniversaries each of: April 26, 2011; December 31, 2011; and, December 31, 2012. Mr. Lovett will have 16,145 time-vesting options vest on April 26, 2012; however the remaining 177,605 of his time-vesting option grant will be cancelled upon Mr. Lovett’s separation from the Company. Messrs. Winfrey and Detampel will each have 6,458 time-vesting options vest on April 26, 2012 and 6,459 time-vesting options vest on April 26th of 2013, 2014 and 2015; 6,458 time-vesting options vest on December 31st of 2012, 2013, 2014 and 2015; 6,458 time-vesting options vest on December 31st of 2013, 2014 and 2015 and 6,459 time-vesting options vest on December 31, 2016. Messrs. Heneghan and Apodaca will each have 3,250 time-vesting options vest on April 26th of 2012, 2013, 2014 and 2015; 3,250 time-vesting options vest on December 31st of 2012, 2013, 2014 and 2015; and 3,250 time-vesting options vest on December 31st of 2013, 2014, 2015 and 2016.

(3)

Amounts shown reflect performance-vesting options granted to each of the Named Executive Officers. Grants of performance-vesting options vest subject to achievement of certain stock price vesting thresholds for any sixty consecutive trading days. Achievement of the applicable stock price thresholds (1/3 vesting after achieving the $60 per share stock price threshold; 1/3 vesting after achieving the $80 per share stock price threshold; and 1/3 vesting after achieving the $100 per share stock price threshold) will be measured based on the average of the per share closing price of a share of the Company’s Class A common stock as reported on NASDAQ Global Select for any sixty consecutive trading days commencing on or after January 26, 2012 (for Tranche I with a vesting commencement date of April 26, 2011); on or after September 30, 2012 (for Tranche II with a vesting commencement date of December 31, 2011); and on or after September 30, 2013 (for Tranche III with a vesting commencement date of December 31, 2012). In connection with his separation from the Company, Mr. Lovett will forfeit his original grant of 452,083 performance-vesting options as applicable price thresholds have not been met as of the date of this proxy statement. On or after January 26, 2012, Messrs. Winfrey and Detampel will each have 20,093 options capable of vesting subject to attainment of the $60 per share threshold; and 20,092 options each capable of vesting subject to attainment of the $80 per share threshold and the $100 per share threshold. On or after September 30, 2012, Messrs. Winfrey and Detampel will each have 20,092 options vesting subject to attainment of the $60 per share threshold; and 20,093 options each vesting subject to attainment of the $80 per share threshold and the $100 per share threshold. On or after September 30, 2013, Messrs. Winfrey and Detampel will each have 20,092 options vesting subject to attainment of the $60 per share threshold; and 20,093 options each vesting subject to attainment of the $80 per share threshold and the $100 per share threshold. On or after January 26, 2012, Messrs. Heneghan and Apodaca will each have 10,112 options capable of vesting subject to attainment of the $60 per share threshold; and 10,111 options each capable of vesting subject to attainment of the $80 per share threshold and the $100 per share threshold. On or after September 30, 2012, Messrs. Heneghan and Apodaca will each have 10,111 options each vesting subject to attainment of the $60 per share threshold, the $80 per share threshold and the $100 per share threshold. On or after September 30, 2013, Messrs. Heneghan and Apodaca will each have 10,111 options each vesting subject to attainment of the $60 per share threshold; the $80 per share threshold; and the $100 per share threshold.

(4)

Amounts shown reflect restricted stock granted to each of the Named Executive Officers. Restricted stock awards vest in equal installments over a three-year period from the grant dates. Upon his separation from the Company, Mr. Lovett will forfeit 50,911 shares of restricted stock that would have vested on November 30, 2012. Mr. Winfrey will have 26,666 shares vest on November 1, 2012; and 26,667 shares on November 1, 2013. Mr. Detampel will have 18,000 shares vest on October 13, 2012 and 18,000 shares vest on October 13, 2013. Mr. Heneghan will have 11,455 shares vest on November 30, 2012. Mr. Apodaca will have 10,182 shares vest on November 30, 2012.

(5)

Amounts shown reflect restricted stock units granted to Messrs. Heneghan and Apodaca. Grants of Restricted Stock Units vest in four equal installments subject to the occurrence of the applicable vesting commencement date anniversary. Mr. Heneghan will have 500 restricted stock units vest on each December 15th of 2012, 2013, 2014 and 2015. Mr. Apodaca will have 1,000 restricted stock units vest on each December 15th of 2012, 2013, 2014 and 2015.

(6)	Based on the closing stock price at December 30, 2011 of $56.94 per share.

2011 Options Exercised and Stock Vested

The following table provides information on option awards exercised and restricted stock awards that vested during 2011 for each of the Company’s Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting or Transfer for Value (#)	Value Realized on Vesting ($)(2)
Michael J. Lovett(3)	—	—	50,911	2,728,830
Christopher L. Winfrey(4)	—	—	26,667	1,223,749
Donald F. Detampel(5)	—	—	18,000	874,170
James M. Heneghan(6)	2,500	51,563	11,455	613,988
Steven E. Apodaca(7)	—	—	10,182	545,755

(1)	Amounts attributed to the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amount attributed to the average high and low market values of the stock on the day the stock vested.

(3)

Mr. Lovett did not exercise any options during 2011. Mr. Lovett had 50,911 restricted shares vest on November 30, 2011 and 21,612 shares were withheld on November 30, 2011 to cover taxes at a market value of $53.60 per share (the average of the low and high trading prices on that day).

(4)

Mr. Winfrey did not exercise any options during 2011. Mr. Winfrey had 26,667 restricted shares vest on November 1, 2011 and 9,294 shares were withheld on November 1, 2011 to cover taxes at a market value of $45.89 per share (the average of the low and high trading prices on that day).

(5)

Mr. Detampel did not exercise any options during 2011. Mr. Detampel had 18,000 restricted shares vest on October 13, 2011 at a market value of $48.565 (the average of the low and high trading prices on that day).

(6)

Mr. Heneghan exercised 2,500 options at an exercise price of $35.375 per option on May 23, 2011 at a market value of $56.00 (the average low and high trading prices on that day). Mr. Heneghan had 11,455 restricted shares vest on November 30, 2011 and 3,583 shares were withheld on November 30, 2011 to cover taxes at a market value of $53.60 per share (the average of the low and high trading prices on that day).

(7)

Mr. Apodaca did not exercise any options during 2011. Mr. Apodaca had 10,182 restricted shares vest on November 30, 2011 and 3,165 shares were withheld on November 30, 2011 to cover taxes at a market value of $53.60 per share (the average of the low and high trading prices on that day).

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our Named Executive Officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.

2011 Non-Qualified Deferred Compensation Table

The following table provides information for certain of our named executive officers regarding aggregate individual and company contributions and aggregate earnings and year end account balances as of December 31, 2011 under our non-qualified deferred compensation plan.

Participant Name	Executive Contributions in last fiscal year ($)	Company contributions in last fiscal year ($)	Aggregate Earnings 1(Loss) in last fiscal year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal year end ($)
James M. Heneghan(1)(2)	—	—	($2,504)	—	$111,498

(1)	Of the named executive officers, Mr. Heneghan was the only participant in the Company’s Supplemental Deferred Compensation Plan.

(2)

For the year ended December 31, 2011, Mr. Heneghan did not make any contributions under the Deferred Compensation Plan and had an aggregate loss for the fiscal year so no earnings are reported as compensation in the summary compensation table. Mr. Heneghan has not been a Named Executive Officer in previous years when he was a participant in the plan.

As of September 1, 2011, the Company amended and restated its Supplemental Deferred Compensation Plan (the “Plan”). The Plan was originally effective in December 1, 1996 (the “Original Plan”), but was frozen to new participants and to additional contributions on January 1, 2008. The 2011 Non-Qualified Deferred Compensation table above reflects the plan balance for Mr. Heneghan for his participation in the plan prior to when it was frozen. As reflected above, Mr. Heneghan did not contribute to his account during the 2011 plan year. Mr. Heneghan first participated in the program during the 2002 plan year.

The Plan is a non-qualified plan under IRS regulations that allows eligible employees to defer compensation on a pre-tax basis. The eligible employees of the Company, including all Named Executive Officers of the Company, are those whose participation in the Company’s 401(k) plan is limited because of certain discrimination rules imposed by the Code on qualified plans that limit the participation of certain highly compensated employees. An eligible employee may elect to defer up to 25% of his or her base salary or annual bonus into an individual deferred compensation account. Charter does not provide any matching Company contributions. Each Plan account is an unfunded and unsecured obligation of the Company and no tax-deferred rollover of deferred amounts is permitted at the time of employee’s termination. A participant may direct that his or her deferred compensation be allocated, in multiples of one percent, to investments in any or all of funds available from a Company-selected investment fund pool. The Plan offers 14 investment funds from which to direct a participant’s deferred compensation in his or her Plan Account (the “Investment Funds”). During 2011, these 14 Investment Funds provided rates of return ranging from -13.62% to 7.88%. A participant may elect to change his or her allocations and/or fund choices from within the pool of Investment Funds at any time. Amounts deferred are credited with losses or gains based the investment elections.

The timing of the payment of any deferred amounts in the Plan is determined by the participant at the time of the deferral election and may be changed annually within the rules of the Plan. Under the Plan, a participant has the option of choosing payment timing based on separation from the Company or January 1 of a specified year provided that the specified year must be at least two years from the date the compensation deferred would otherwise have been paid. Participants may also elect a lump sum form of payment or installments over a 5, 10 or 15 year period.

Due to Mr. Heneghan’s initial plan participation year of 2002, Mr. Heneghan’s payout of his Plan account remains subject to the provisions of the Original Plan. Under the Original Plan, payouts are allowable only in the event of a termination of his employment with the Company. Mr. Heneghan has elected a five-year installment payment option for his Plan account.

Employment Agreements

Michael J. Lovett

On October 11, 2011, we announced that Mr. Lovett would be resigning his position as President and Chief Executive Officer following a transition period. On December 19, 2011, we announced that Thomas M. Rutledge would be succeeding Mr. Lovett as President and Chief Executive Officer effective February 13, 2012.

On February 1, 2010, Charter executed an amended and restated employment agreement with Mr. Lovett (as amended, the “Lovett Agreement”). Under the Lovett Agreement, Mr. Lovett was to serve as Charter’s President and Chief Executive Officer for a term expiring on January 31, 2013 and to receive a $1,300,000 base salary per year during the term, to be reviewed on an annual basis. Mr. Lovett was eligible to receive an annual cash performance-based bonus equal to 165% of his annual base salary earned for that applicable year, as adjusted by the Compensation and Benefits Committee of Charter’s board of directors. Each annual equity award during the term of the Lovett Agreement was to have the aggregate fair value on the grant date of $4,500,000 and for the year 2010, the annual equity award included a stock option grant to purchase at least 215,000 shares of common stock. He was eligible to participate in other employee benefit plans, programs and arrangements generally available to other senior executives and was eligible for other or additional long-term incentives in the sole discretion of the Compensation and Benefits Committee and/or the board of directors, including stock option grants and restricted stock awards. The Lovett Agreement contains a two-year non-compete provision and a two year non-solicitation clause.

Christopher L. Winfrey

Effective November 1, 2010, Charter and Mr. Winfrey entered into an employment agreement that was amended by a Letter Agreement and Amendment effective December 31, 2011 (as amended, the “Winfrey Agreement”). The Winfrey Agreement provides that Mr. Winfrey shall be employed in an executive capacity as Executive Vice President and Chief Financial Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for Charter’s financial and accounting functions, at a current base salary of $550,000 per year during the term, to be reviewed on an annual basis. He is eligible to participate in the incentive bonus plan with a target bonus of up to 75% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Winfrey Agreement has an initial term of two years provided that the term can be extended by the Company for unlimited one-year periods. The Winfrey Agreement also contains a two-year non-compete provision and a two year non-solicitation clause.

Donald F. Detampel

On October 13, 2010, Charter and Mr. Detampel entered into an employment agreement that was amended by a Letter Agreement dated effective December 31, 2011 (as amended, the “Detampel Agreement”). The Detampel Agreement provides that Mr. Detampel be employed in a current executive capacity as Executive Vice President, Technology and President, Commercial Services with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for the Company’s services known as Charter Business. On March 15, 2011, Mr. Detampel was appointed to the position of Executive Vice President, Technology and President, Commercial Services. The Detampel Agreement provides that Mr. Detampel shall be employed at a current base salary of $600,000 per year, to be reviewed on an annual basis. Mr. Detampel is eligible to participate in the incentive bonus plan with a target bonus of up to 75% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Detampel Agreement has an initial term of two years provided that the term can be extended by the Company for unlimited one-year periods. The Detampel Agreement also contains a two-year non-compete provision and a two-year non-solicitation clause.

James M. Heneghan

On March 1, 2010, Charter and Mr. Heneghan entered into an amended and restated employment agreement (the “Heneghan Agreement”). The Heneghan Agreement provides that Mr. Heneghan shall be employed in a current executive capacity as President, Charter Media with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for Charter Media, at a current base salary of $424,587 per year to be reviewed on an annual basis. Mr. Heneghan is eligible to participate in the incentive bonus plan with a target bonus of up to 65% of his annual basis salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Heneghan Agreement has an initial term of two years provided that the term automatically extends for additional one-year periods unless notified of non-renewal by the Company in accordance with the terms of the Heneghan Agreement. The Heneghan Agreement also contains a two-year non-compete provision and a two-year non-solicitation clause.

Steven E. Apodaca

On March 1, 2010, Charter and Mr. Apodaca entered into an amended and restated employment agreement (the “Apodaca Agreement”). The Apodaca Agreement provides that Mr. Apodaca shall be employed in an executive capacity as President, Operations with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for operations in Charter. The Apodaca Agreement provides that Mr. Apodaca shall be employed at a current base salary of $375,000 per year, to be reviewed on an annual basis. Mr. Apodaca is eligible to participate in the incentive bonus plan with a target bonus of up to 65% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Apodaca Agreement has an initial term of two years provided that the term automatically extends for additional one-year periods unless notified of non-renewal by the Company in accordance with the terms of the Apodaca Agreement. The Apodaca Agreement contains a two-year non-compete provision and a two-year non-solicitation clause.

Separation and Related Arrangements

Lovett Separation Agreement

As previously disclosed, we announced on October 11, 2011 that Mr. Lovett would be resigning his position with Charter as President and Chief Executive Officer following a transition period. On February 13, 2012, Thomas Rutledge assumed the position of President and Chief Executive Officer. In accordance with the Lovett Transition Agreement, upon Mr. Lovett’s separation from the Company on April 30, 2012, he will receive the following: payments in an aggregate amount of $2,600,000 (equal to two years of annual base salary at termination) payable over an eighteen month period commencing approximately six months after April 30, 2012 together with a lump sum payment equal to eighteen times the monthly cost to extend Mr. Lovett’s health, dental and vision benefits under COBRA provided Mr. Lovett remains in compliance with the post-termination obligations contained in the Lovett Transition Agreement. In addition, Mr. Lovett will receive the 2011 Executive Bonus payment of $1,969,110 and the payout of his remaining performance cash bank of $172,986. Mr. Lovett will forfeit any 2012 Executive Bonus as well as the last CIP payment under the VCP and all remaining equity that has not vested as of the date of his separation from the Company on April 30, 2012.

Other Named Executive Officers

The stock price used in the separation tables that follow is based on $56.94 per share, the closing price of Charter Class A common stock on the NASDAQ Global Select Market on December 30, 2011. The paragraphs that follow each event describe the payments that each named executive officer, except Mr. Lovett, would have received assuming a termination event occurred on December 31, 2011. The descriptions that follow cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees are:

•	Salary through date of termination (unless otherwise stated);

•	Lump sum payment covering COBRA for the period of severance; and

•	Lump sum payment of accrued and unused vacation.

The sections that follow for each termination event show payments, if any, due to each of the Named Executive Officers, with the exception of Mr. Lovett, upon termination of employment, assuming that the triggering termination event had occurred on December 31, 2011.

As used in these sections:

•

“Severance”: Named Executive Officers may be eligible for certain payments following the occurrence of specific termination events as set forth in their employment agreements and in the tables that follow. If eligible for severance: Messrs. Winfrey and Detampel will each receive severance equal to two times their applicable annual base salary and target bonus (75% of each officer’s annual base salary) payable over fifty-two (52) equal bi-weekly payroll installments following termination; Messrs. Heneghan and Apodaca will each receive severance equal to one times their applicable annual base salary and target bonus (65% of each officer’s annual base salary) payable over twenty-six (26) equal bi-weekly payroll installments following termination.

•

“Bonus” As used in the tables below, “Bonus” is the target bonuses set forth in the named executive officers’ employment agreement and are payable in accordance with the 2011 Bonus Plans assumed at 100% performance attainment. If eligible for a bonus payment on termination: Messrs. Winfrey and Detampel may receive a target bonus of 75% of their annual base salary; and Messrs. Heneghan and Apodaca may receive a target bonus of 65% of their annual base salary. See “2011 Executive Bonus Plan” section in the Compensation Discussion and Analysis for further plan details.

•

“Stock Options”; “Restricted Stock” and “Restricted Stock Units” include grants made under the 2009 Stock Incentive Plan. See “Long-Term Incentives” under the Compensation Discussion and Analysis section for further details on equity incentives offered by the Company.

•

“Performance Cash” Performance cash is attributable to performance based cash grants made by Charter to executives in prior years. Performance cash has not been granted since 2009 and amounts appearing in the tables below reflect payouts of amounts remaining in a participant’s performance cash bank. Of the Named Executive Officers appearing in the tables below, only Messrs. Heneghan and Apodaca were participants.

•

“Restricted Cash” Restricted cash was a cash-based compensation incentive previously granted by Charter to executives in 2009. Restricted cash was payable in equal one-third installments in the three years following the grant date. Of the Named Executive Officers appearing in the tables below, only Messrs. Heneghan and Apodaca were participants.

Termination by Charter for cause or a voluntary termination by the Executive without good reason:

Under the current employment agreements with each of the Named Executive Officers, we do not provide any severance payments in the event of a termination by the Company for cause or a voluntary termination by the Named Executive Officers without good reason and all bonus awards and equity and cash vesting events are forfeited and cancelled effective as of the date of termination.

Under the employment agreements with each of our Named Executive Officers, “for cause” includes: breaches of material obligations, fiduciary duties, the Company’s code of conduct or other material Company policies; misappropriation of Company property; criminal convictions, guilty or no contest pleas to felonies, or any crime expected to have a negative impact or institution of charges not dismissed within a time certain for crimes related to fraud, embezzlement, dishonesty, breach of trust or moral turpitude; admission or finding of liability for knowing or deliberate breach of any Securities Laws; gross neglect of duty; willful misconduct or recklessness related to duties; illegal possession of a controlled substance; excessive alcohol use in connection with duties or otherwise on the Company’s premises or during a Company function; willful or gross negligent commission of an act or failure to act which causes or is reasonably expected to cause substantial economic injury to the business reputation of the Company. For a definition of “good reason”, see the section titled “Termination by the Executive for Good Reason (other than for a Change in Control)”.

Termination due to Death or Disability:

Under the employment agreements with each of our Named Executive Officers, we may be required to make certain payments to these executives or their estates or beneficiaries in the event that the executive is terminated as a result of death or “disability”. An executive is deemed to have a “disability” if, due to illness or injury: the executive is unable to perform his or her duties without accommodation for a certain period of time; or the executive is considered disabled for the purposes of receiving long term disability benefits under a participating plan or policy. In the event there is a period of time during which a named executive officer is not being paid annual base salary and not receiving long-term disability insurance payments, the executive will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Performance Cash ($)(5)	Restricted Cash (4)(6)	Total ($)
Christopher L. Winfrey	—	400,962	8,083	—	—	—	409,045
Donald F. Detampel	—	450,001	8,083	—	—	—	458,084
James M. Heneghan	—	273,910	4,068	1,326	—	—	279,304
Steven E. Apodaca	—	204,750	4,068	2,652	—	—	211,470

(1)	No severance is payable in the event of a termination based on death or disability.

(2)	The executive or his or her estate or beneficiaries will be entitled to receive a pro-rata bonus for the performance period ending prior to the date of a death or disability termination event.

(3)

As to option awards made in the year ended December 31, 2010, unvested stock options are cancelled. As to the time-vesting stock option awards, executives are entitled to a pro-rata portion of the next scheduled vesting amount of any eligible time-vesting options with eligibility being determined as to whether the vesting commencement date of a particular tranche has occurred as of the date of termination. As to the performance-vesting option awards, all unvested options are cancelled.

(4)	All unvested restricted stock will be cancelled. Executives who have received restricted stock units will be entitled to a pro-rata portion of the next scheduled vesting amount.

(5)	All remaining amounts in an executive’s performance cash bank will be forfeited.

(6)	All remaining restricted cash will be forfeited.

Termination by Charter without cause (other than for a change in control):

In the event that Charter terminates a Named Executive Officer’s employment without cause, Charter will be required to make certain payments to the executive and such a termination will give rise to an altered vesting schedule for certain equity and cash incentive grants. For a definition of a “for cause”, see the previous section titled “Termination by Charter for cause or a voluntary termination by the Executive without good reason”. For a definition of a “Change in Control”, see the following section titled “Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason”.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Performance Cash ($)(5)	Restricted Cash (4)(6)	Total ($)
Christopher L. Winfrey	1,925,000	400,962	99,232	1,518,362	—	—	3,943,556
Donald F. Detampel	2,100,000	450,001	54,925	1,024,920	—	—	3,629,846
James M. Heneghan	700,569	273,910	139,661	653,574	109,766	56,667	1,934,147
Steven E. Apodaca	618,750	204,750	139,661	582,415	111,820	70,833	1,728,229

(1)	A without cause termination will require severance payments to be made by the Company to the Named Executive Officer.

(2)	All named executive officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(3)

As to option awards made in the year ended December 31, 2010, the executive will receive a pro-rata portion of the next scheduled vesting amount. As to time-vesting option and performance-vesting option awards, executives are entitled to a pro-rata portion of the next scheduled vesting amount of any eligible options with eligibility being determined as to whether the vesting commencement date of a particular tranche has occurred as of the date of termination. While a portion of the first tranche performance vesting options may remain eligible to vest for six months following a December 31, 2011 termination event, no such options would be deemed vested until the occurrence of the stock price threshold as of the applicable measurement date. The Company believes that it would be difficult to assume that the threshold was met in order to assign a price as of December 31, 2011 to any options that may have been eligible for vesting as of that date. As a result, no such amount has been included in the above table.

(4)

For restricted stock awards, executives are entitled to receive any unvested restricted stock that is scheduled to vest for the one year period following the date of termination. As to restricted stock unit awards, executives are entitled to a pro-rata portion of the next scheduled vesting amount for a without cause termination.

(5)

Any portion of the Performance Cash bank which is scheduled to be paid in the next six months following the date of termination will be paid to any executive that was a participant in the performance cash program on the next regularly scheduled payment date following the date of termination with the remainder of the performance cash bank forfeited.

(6)	Recipients of Restricted Cash grants will receive vesting of all unvested restricted cash for a 12 month period following a without cause termination event.

Termination by the Executive for good reason (other than for a change in control):

Under the employment agreements with each of our named executive officers, we may be required to make certain payments to these executives if that executive terminates his or her employment for “good reason” other than after a Change in Control. An executive may generally only terminate his or her employment for “good reason” following thirty (30) days written notice to the Company of his or her intent to terminate, or, in certain circumstances advance notice to the Company detailing the “good reason” and giving the Company an opportunity to cure prior to termination.

As used in the employment agreements of our Named Executive Officers, “good reason” includes: a material reduction in base salary, bonus, authority, duties, or responsibilities of the executive or of the executive’s reporting structure; a material failure by the Company to comply with provisions of the executive’s employment agreement including paying compensation when due and the location of the executive’s primary workplace; if within six months following a Change in Control, the executive has not received an offer of employment from the surviving company for their exact position; or any failure by a successor Company to assume the executive’s employment agreement following a Change in Control. For a definition of “Change in Control”, see the following section titled “Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason”.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Performance Cash ($)(5)	Restricted Cash (4)(6)	Total ($)
Christopher L. Winfrey	1,925,000	400,962	8,083	—	—	—	2,334,045
Donald F. Detampel	2,100,000	450,001	8,083	—	—	—	2,558,084
James M. Heneghan	700,569	273,910	4,068	1,326	109,766	56,667	1,146,306
Steven E. Apodaca	618,750	204,750	4,068	2,652	111,820	70,833	1,012,873

(1)	A good reason termination by our Named Executive Officers will require severance payments to be made by the Company.

(2)	All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(3)

As to option awards made in the year ended December 31, 2010, unvested stock options are cancelled. As to time-vesting options and performance-vesting options, executives that terminate their employment with the Company for good reason are entitled to a pro-rata portion of the next scheduled vesting amount of any eligible options with eligibility being determined as to whether the vesting commencement date of a particular tranche has occurred as of the date of termination. While a portion of the first tranche performance vesting options may remain eligible to vest for six months following a December 31, 2011 termination event, no such options would be deemed vested until the occurrence of the stock price threshold as of the applicable measurement date. The Company believes that it would be difficult to assume that the threshold was met in order to assign a price as of December 31, 2011 to any options that may have been eligible for vesting as of that date. As a result, no such amount has been included in the above table.

(4)	For restricted stock awards, all unvested restricted stock is cancelled. As to restricted stock unit awards, executives are entitled to a pro-rata portion of the next scheduled vesting amount.

(5)

Any portion of the Performance Cash Bank which is scheduled to be paid in the next six months following the date of termination will be paid to any executive that was a participant in the performance cash program on the next regularly scheduled payment date following the date of termination with the remainder of the performance cash bank forfeited.

(6)	Recipients of Restricted Cash grants will receive vesting of all unvested restricted cash for a twelve-month period following a good reason termination event.

Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason:

Under our employment agreements with each of the Named Executive Officers, we may be required to make payments to the executives in the event that, within 30 days before, or 13 months following, the occurrence of a Change in Control, Charter or any of its subsidiaries, terminate the executive’s employment without cause or he or she terminates his or her employment with Charter and its subsidiaries for good reason. A “Change in Control” is defined to include: any person or entity acquires beneficial ownership of 35% or more of our outstanding common stock or combined voting power over our outstanding voting securities (or 50% or greater with regard to certain existing beneficial owners of greater than 10% of our outstanding stock, including, Apollo Management, L.P. and Oaktree Opportunities Investments, L.P.); the incumbent directors (as defined in the employment agreements) cease to constitute a majority of the board; the completion of certain corporate transactions including a reorganization or merger subject to certain exceptions; the complete liquidation or dissolution of the Company; and the sale or disposition of all or substantially all of the assets of the Company.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Performance Cash ($)(5)	Restricted Cash (4)(6)	Total ($)
Christopher L. Winfrey	1,925,000	400,962	1,730,234	3,036,781	—	—	7,092,977
Donald F. Detampel	2,100,000	450,001	735,190	2,049,840	—	—	5,335,031
James M. Heneghan	700,569	273,910	532,533	766,128	109,766	56,667	2,439,573
Steven E. Apodaca	618,750	204,750	532,533	807,523	111,820	70,833	2,346,209

(1)	A Change of Control termination event will require severance payments to be made by the Company to the Named Executive Officer.

(2)	All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(3)

As to option awards made in the year ended December 31, 2010, the executive will receive full vesting of all unvested options remaining as of the date of termination. As to time-vesting options, executives are entitled to full immediate vesting of all eligible options with eligibility being determined as to whether the vesting commencement date of a particular tranche has occurred as of the date of termination. As to performance-vesting options, in the event of a Change in Control, all eligible options will vest in accordance with achievement of the applicable price thresholds based upon the highest price paid per share in the Change in Control transaction. Unless otherwise determined by the Company’s Compensation and Benefits Committee at the time of such Change in Control, all non-eligible options and all unvested eligible options that do not vest in accordance with the award agreement in connection with a Change in Control shall be canceled and forfeited upon a Change in Control. The Company believes that it would be difficult to assume the criteria for vesting based on a Change in Control termination has been met as of the applicable date. As a result, no such amount has been included in the above table.

(4)	For restricted stock and restricted stock unit awards, executives are entitled to receive full vesting of any unvested restricted stock and restricted stock units.

(5)

An executive that participated in the performance cash program will receive an immediate payout of his or her full Performance Cash bank determined as if all relevant performance goals had been achieved at 100% of the target.

(6)	For Restricted Cash grants, participants will receive full vesting of all unvested restricted cash.

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1)	any breach of the director’s duty of loyalty to the corporation and its shareholders;

(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of February 29, 2012 regarding the beneficial ownership of Charter’s Class A common stock by:

•	each holder of more than 5% of our outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of February 29, 2012 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 100,512,899 shares of Class A common stock outstanding as of February 29, 2012. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 12405 Powerscourt Drive, St. Louis, Missouri 63131.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders:
AP Charter Holdings, L.P. and certain affiliated funds(2)	33,541,033	33.06%
Oaktree Opportunities Investments, L.P. and certain affiliated funds(3)	17,164,899	17.00%
Funds affiliated with Encore LLC(4)	11,203,955	11.15%
Paul G. Allen(5)	6,847,990	6.49%
Funds advised by Franklin Advisers, Inc.(6)	5,927,032	5.75%
Directors and Executive Officers:
Robert Cohn	4,754	*
W. Lance Conn	4,754	*
Darren Glatt(7)	33,541,033	33.06%
Craig Jacobson	12,010	*
Bruce A. Karsh(8)	17,167,117	17.01%
Edgar Lee(9)	17,166,926	17.01%
John D. Markley, Jr.	29,654	*
David C. Merritt	4,754	*
Stanley Parker(10)	33,541,033	33.06%
Eric L. Zinterhofer	4,334	*
Michael J. Lovett(11)	233,153	*
Christopher L. Winfrey(12)	132,164	*
Donald F. Detampel(13)	76,458	*
James M. Heneghan(14)	41,332	*
Steven E. Apodaca(15)	45,631	*
All executive officers and directors as a group (18 persons)(16)	51,740,976	50.75%

*	less than 1%

(1)

Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of Class A common stock.

(2)

Based on the most recently available Schedule 13G/A dated December 31, 2011 and filed with the SEC on February 10, 2012, includes an aggregate of 32,609,665 shares of Class A common stock and warrants exercisable for 931,368 shares of Class A common, of which 30,621,376 shares of common stock are held of record by AP Charter Holdings (Sub), LLC (“AP Charter Sub”); (ii) 1,264,996 shares of common stock and warrants exercisable for 121,370 shares of common stock are held of record by Red Bird, L.P. (“Red Bird”); (iii) 114,702 shares of common stock and warrants exercisable for 45,243 shares of common stock are held of record by Blue Bird, L.P. (“Blue Bird”); (iv) 39,335 shares of common stock and warrants exercisable for 19,661 shares are held of record by Green Bird, L.P. (“Green Bird”); (v) 333,101 shares of common stock and warrants exercisable for 30,213 shares are held of record by AAA Co-Invest VI BC, Ltd. (“AAA VI”); (vi) 226,242 shares of common stock and warrants exercisable for 20,521 shares are held of record by AAA Co-Invest VII BC, Ltd. (“AAA VII”); (vii) 9,913 shares of common stock that are held of record by Permal Apollo Value Investment Fund Ltd. (“Permal Fund”) and (viii) warrants exercisable for 694,360 shares of common stock are held of record by AP Charter Holdings, L.P. (“AP Charter”).

AP Charter Holdings, L.P. (“AP Charter”) is the sole member and manager of AP Charter Sub. Advisors VI and Advisors VII serve as the general partners of AP Charter. Apollo Capital Management VI, LLC (“ACM VI”) serves as the general partner of Advisors VI, and Apollo Capital Management VII, LLC (“ACM VII”) serves as the general partner of Advisors VII. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of each of ACM VI and ACM VII. Apollo Principal Holdings I GP, LLC (“Principal I GP”) serves as the general partner of Principal I. Red Bird GP, Ltd. (“Red Bird GP”) is the general partner of Red Bird, Blue Bird GP, Ltd. (“Blue Bird GP”) is the general partner of Blue Bird, and Green Bird GP, Ltd. (“Green Bird GP”) is the general partner of Green Bird. AAA Guarantor — Co-Invest VI, L.P. (“AAA Guarantor VI”) is the sole shareholder of AAA VI, and AAA Guarantor — Co-Invest VII, L.P. (“AAA Guarantor VII”) is the sole shareholder of AAA VII. Apollo SVF Management, L.P. (“SVF Management”) is the director of each of Red Bird GP and Blue Bird GP. SVF Management also serves as the investment manager for the Permal Fund, and as such has the authority to make investment decisions on behalf of, and vote securities held by, Permal Fund. Apollo Value Management, L.P. (“Value Management”) is the director of Green Bird GP. The general partner of SVF Management is Apollo SVF Management GP, LLC (“SVF Management GP”), and the general partner of Value Management is Apollo Value Management GP, LLC (“Value Management GP”). Apollo Capital Management, L.P. (“Capital Management”) is the sole member and manager of each of SVF Management GP and Value Management GP. The general partner of Capital Management is Apollo Capital Management GP, LLC (“Capital Management GP”). The sole shareholder of Red Bird GP is Apollo SOMA Advisors, L.P. (“SOMA Advisors”), the sole shareholder of Blue Bird GP is Apollo SVF Advisors, L.P. (“SVF Advisors”), and the sole shareholder of Green Bird GP is Apollo Value Advisors, L.P. (“Value Advisors”). The general partner of SOMA Advisors is Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), the general partner of SVF Advisors is Apollo SVF Capital Management, LLC (“SVF Capital Management”), and the general partner of Value Advisors is Apollo Value Capital Management, LLC (“Value Capital Management”). Apollo Principal Holdings II, L.P. (“Principal II”) is the sole member and manager of each of SOMA Capital Management, SVF Capital Management and Value Capital Management. Apollo Principal Holdings II GP, LLC (“Principal Holdings GP”) is the general partner of Principal II. AAA MIP Limited (“AAA MIP”) is the general partner of each of AAA Guarantor VI and AAA Guarantor VII. Apollo Alternative Assets, L.P. (“Alternative Assets”) provides management services to AAA MIP. Apollo International Management, L.P. (“Intl Management”) is the managing general partner of Alternative Assets, and Apollo International Management GP, LLC (“International GP”) is the general partner of Intl Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of each of Capital Management GP and International GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black,

Joshua Harris and Marc Rowan are the managers of Principal I GP and Principal II GP, and the managers as well as principal executive officers of Management Holdings GP. Neither AP Charter Sub or AP Charter has any voting or dispositive power over the shares of Common Stock held of record by any of Red Bird, Blue Bird, Green Bird, AAA VI, AAA VII or Permal Fund, respectively, and none of Red Bird, Blue Bird, Green Bird, AAA VI, AAA VII or Permal Fund have any voting or dispositive power over the shares of Common Stock held of record by AP Charter Sub.

AP Charter Sub disclaims beneficial ownership of any shares of the Common Stock held of record by any of Red Bird, Blue Bird, Green Bird, AAA VI, AAA VII or Permal Fund, respectively, except to the extent of any pecuniary interest therein. AP Charter disclaims beneficial ownership of any shares of the Common Stock held of record by AP Charter Sub, and any shares of the Common Stock held of record by any of Red Bird, Blue Bird, Green Bird, AAA VI, AAA VII or Permal Fund, except to the extent of any pecuniary interest therein. Red Bird, Blue Bird, Green Bird, AAA VI and AAA VII each disclaim beneficial ownership of any shares of the Common Stock held of record by one another or by AP Charter Sub or Permal Fund, except to the extent of any pecuniary interest therein.

Advisors VI, ACM VI, Advisors VII, ACM VII, Principal I, Principal I GP, Red Bird GP, Blue Bird GP, Green Bird GP, AAA Guarantor VI, AAA Guarantor VII, SVF Management, SVF Management GP, Value Management, Value Management GP, Capital Management, Capital Management GP, SOMA Advisors, SOMA Capital Management, SVF Advisors, SVF Capital Management, Value Advisors, Value Capital Management, Principal II, Principal II GP, AAA MIP, Alternative Assets, Intl Management, International GP, Management Holdings, Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, each disclaim beneficial ownership of all shares of the Common Stock held of record by AP Charter Sub, Red Bird, Blue Bird, Green Bird, AAA VI, AAA VII or Permal Fund, in excess of their pecuniary interests, if any.

The principal address for AP Charter Sub, AP Charter, Advisors VI, ACM VI, Advisors VII, ACM VII, Principal I, Principal I GP, SOMA Advisors, SOMA Capital Management, SVF Advisors, SVF Capital Management, Value Advisors, Value Capital Management, Principal II, Principal II GP and Alternative Assets is One Manhattanville Road, Suite 201, Purchase, New York 10577.

The principal address for Red Bird, Red Bird GP, Blue Bird, Blue Bird GP, Green Bird, Green Bird GP, AAA VI and AAA VII is Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands.

The principal address for AAA Guarantor VI, AAA Guarantor VII and AAA MIP is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port, Guernsey, Channel Islands.

The principal address for SVF Management, SVF Management GP, Value Management, Value Management GP, Capital Management, Capital Management GP, Intl Management, International GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, NY 10019.

(3)

Based on the most recently available Schedule 13G/A dated December 31, 2011 and filed with the SEC on February 14, 2012, includes 16,733,819 shares of Class A common stock held by Oaktree Opportunities Investments, L.P.; 2,536 shares of Class A common stock held by OCM FIE, L.P.; warrants exercisable for 95,743 shares of Class A common stock held by OCM Opportunities Fund V, L.P.; warrants exercisable for 215,108 shares of Class A common stock held by OCM Opportunities Fund VI, L.P.; warrants exercisable for 104,553 shares of Class A common stock held by OCM Opportunities Fund VII Delaware, L.P.; and warrants exercisable for 13,140 shares of Class A common stock held by Oaktree Value Opportunities Fund, L.P. The mailing address for the holders listed above is c/o Oaktree Capital Group Holdings GP, LLC, 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071. The general partner of Oaktree Opportunities Investments, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital

Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by Oaktree Opportunities Investments, L.P., except to the extent of any pecuniary interest therein. Pursuant to Charter’s Plan, Oaktree Opportunities Investments, L.P. had the ability to elect one member to Charter’s post-Effective Date Board and elected Bruce Karsh who has been serving on the Board since the Effective Date. By virtue of being a member of Oaktree Capital Group Holdings GP, LLC, Mr. Karsh may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds. Mr. Karsh expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein. Further, Mr. Lee, another member of Charter’s board, may be deemed to have or share beneficially ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P., by virtue of being an officer or equivalent of Oaktree Fund GP I, L.P. Mr. Lee expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein.

(4)

Based on the most recently available Schedule 13G dated December 31, 2010 and filed with the SEC on February 10, 2011, the number of shares reported includes: 3,403,023 shares directly owned by Encore, LLC and 7,800,932 shares directly owned by Encore II, LLC. Each of Crestview Partners GP, L.P., Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd., Crestview Partners (ERISA), L.P. and Crestview Offshore Holdings (Cayman), L.P. may be deemed to have beneficial ownership of the 3,403,023 shares of Class A common stock owned directly by Encore, LLC. Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd. and Crestview Offshore Holdings (Cayman), L.P. are the members of Encore, LLC. Crestview Partners (ERISA), L.P. is the sole shareholder of Encore (ERISA), Ltd. Crestview Partners GP, L.P. is the general partner of Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P. and Crestview Offshore Holdings (Cayman), L.P.

Each of Crestview Partners II GP, L.P., Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. may deemed to have beneficial ownership of the 7,800,932 shares of Class A common stock owned directly by Encore II, LLC. Crestview Partners II GP, L.P. is the general partner of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P., each of which is a member of Encore II, LLC.

The business address for Encore, LLC, Crestview Partners GP, L.P., Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd., Crestview Partners (ERISA), L.P., Crestview Offshore Holdings (Cayman), L.P., Encore II, LLC, Crestview Partners II GP, L.P., Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, New York 10065.

(5)

Based on the most recently available Schedule 13G/A dated December 31, 2011 and filed with the SEC on February 10, 2012, the number of shares reported includes 1,791,376 shares of Class A common stock; shares of Class A Common Stock which are issuable upon exercise of 387,230 warrants held; and shares of Class A Common Stock which are issuable upon exercise of 4,669,384 warrants held. The address of Mr. Allen is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(6)

Based on the most recently available Schedule 13G/A dated December 31, 2011 and filed with the SEC on January 1, 2012, includes 3,363,046 shares of Class A common stock and warrants exercisable for 2,563,986 shares of Class A common stock. The business address for Franklin Advisers, Inc. and other entities described in this footnote is One Franklin Parkway, San Mateo, California 94403. These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Investment management contracts grant to those subsidiaries all investment and/or voting power over such securities, except as otherwise disclosed below. Therefore, such subsidiaries may be deemed to be the beneficial owners of such securities. Beneficial ownership by such subsidiaries and other affiliates of Franklin Resources, Inc. is reported in conformity with the guidelines articulated by the SEC staff in Release No. 34-39538 (January 12, 1998) relating to organizations, such as Franklin Resources, Inc. where related entities exercise voting and investment powers over securities independently from each other. The voting and investment powers held by Franklin Mutual Advisers, LLC, an indirect wholly owned investment management subsidiary of Franklin Resources, Inc., are exercised independently from Franklin Resources, Inc. and from all of its other investment management subsidiaries. Furthermore, internal policies and procedures of Franklin Mutual Advisers, LLC and Franklin Resources, Inc. establish informational barriers that prevent the flow between Franklin Mutual Advisers, LLC and the other affiliates of Franklin Resources, Inc. of information that relates to the voting and investment powers over the securities owned by their respective investment management clients. Consequently, Franklin Mutual Advisers, LLC and the other affiliates of Franklin Resources, Inc. report the securities over which they hold investment and voting power separately from each other for purposes of Section 13 of the Exchange Act. Charles B. and Rupert H. Johnson each owns more than 10% of the outstanding common stock of Franklin Resources, Inc. and are its principal stockholders. They and Franklin Resources, Inc. may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which subsidiaries of Franklin Resources, Inc. provide investment management services. Franklin Resources, Inc., the Johnsons and such subsidiaries disclaim any pecuniary interest in, and any beneficial ownership as defined in Rule 13d-3 of the Exchange Act of, any of these securities. Franklin Resources, Inc., the Johnsons and each subsidiary of Franklin Resources, Inc. believe that they are not a “group” within the meaning of Rule 13d-5 under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of the Securities held by any of them or by any persons or entities for whom or for which such subsidiaries provide investment management services. Pursuant to Charter’s plan of reorganization, funds advised by Franklin Advisers, Inc. had the ability to elect one member to Charter’s board and elected Robert Cohn, who has been serving on the board since November 30, 2009. Notwithstanding the election of Mr. Cohn to the board, Mr. Cohn does not represent or otherwise have any duty to advance the interests of Franklin Advisers, Inc. or any of its direct or indirect affiliates, and Franklin Advisers, Inc. does not believe that it is an affiliate of Charter as a result of Mr. Cohn serving as a director of Charter.

(7)

By virtue of being a principal at Apollo Management, L.P, Mr. Glatt may be deemed to have or share beneficial ownership of shares beneficially owned by AP Charter Holdings, L.P. or affiliated funds. Mr. Glatt expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein. See Note 2.

(8)

By virtue of being a member of Oaktree Capital Group Holdings GP, LLC, Mr. Karsh may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds. Mr. Karsh expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein. See Note 3.

(9)

By virtue of being an employee of Oaktree Capital Management, LLC, Mr. Lee may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds. Mr. Lee expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein. See Note 3.

(10)

By virtue of being a principal at Apollo Management, L.P, Mr. Parker may be deemed to have or share beneficial ownership of shares beneficially owned by AP Charter Holdings, L.P. or its affiliated funds. Mr. Parker expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein. See Note 2.

(11)

Includes 50,911 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted. Upon his separation from the Company on April 30, 2012, these unvested restricted shares will be cancelled.

(12)	Includes 53,333 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(13)	Includes 36,000 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(14)	Includes 11,455 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(15)	Includes 10,182 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(16)

Includes shares of restricted stock issued pursuant the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted, options and restricted stock units that are exercisable or eligible to become vested within sixty days of February 29, 2012, and the shares of our Class A common stock beneficially owned described in footnotes (12), (13), (14) and (15).

Certain Relationships and Related Transactions

We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of related party transactions. Management has various procedures in place, e.g., Charter’s Code of Conduct which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transaction Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any: (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) greater than 5 percent beneficial owner of the Company’s common stock; or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, and brothers-and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transaction Policy.

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter have or may have a material interest. A number of our debt instruments and those of our subsidiaries require delivery of fairness opinions for transactions with affiliates involving more than $50 million. Such fairness opinions have been obtained whenever required. All of our transactions with affiliates have been deemed by Charter’s board of directors or a committee of the board of directors to be in our best interest. Related party transactions are approved by the Audit Committee or another independent body of Charter’s board of directors.

Transactions with Principal Stockholders — Stock Repurchases

On March 22, 2011, the Company purchased, in a private transaction, 4.5 million shares of Charter’s Class A common stock from funds advised by Franklin Advisers, Inc. The price paid was $46.10 per share for a total of $207 million. In December 2011, the Company also entered into stock repurchase agreements for approximately 3.0 million shares of Charter’s Class A common stock from funds advised by Oaktree Capital Management and approximately 2.2 million shares of Charter’s Class A common stock from funds advised by Apollo Management Holdings, L.P. (“Apollo”). The price paid was $54.35 per share for a total of $163 million for the shares purchased from Oaktree Capital Management and $117 million for the shares purchased from Apollo. The repurchases from Oaktree Capital Management and Apollo were approved by the Special Equity Committee of the board.

Transactions Arising Out of Third Party Relationships in which Principal Stockholders have or had an Interest

Participations under Master Agreements between Third Parties and Apollo Management Holdings, L.P.

Certain subsidiaries of Charter are parties to participation agreements with various third parties to receive discounted services or goods (the “Participation Agreements”) in connection with master agreements between those third parties and Apollo. The Participation Agreements were available to affiliates of Apollo. Neither Charter nor its subsidiaries make any direct payments to Apollo, or any affiliate, parent or subsidiary of Apollo, in connection with the Participation Agreements and the applicable Charter party is billed directly by the third party for the discounted goods or services. Charter has determined that these Participation Agreements do not constitute Related Party Transactions.

Agreements with Third Parties in which Oaktree Opportunities Investments, L.P holds an interest

Charter is a party to a programming distribution agreement with Liberman Broadcasting, Inc. for carriage of Estrella TV, a Spanish-language video service (the “Estrella Agreement”). One of Charter’s principal stockholders, Oaktree Opportunities Investments, L.P., holds an interest in Liberman Broadcasting, Inc. and/or its affiliates. In addition, Mr. Karsh, who sits on Charter’s board of directors, also serves on the board of LBI Media Holdings, Inc. and LBI Media, Inc., affiliates of Liberman Broadcasting, Inc. The Estrella Agreement runs through October 15, 2014 with an option to extend through October 15, 2017. There are no license fees being paid by Charter under the agreement and no expense, other than bandwidth. Charter will be provided with a marketing fund based on certain incremental subscribers delivered in each year of the initial term.

Transactions Arising Out of Our Organizational Structure

Intercompany Management Arrangements

Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Prior to the Company’s emergence from Chapter 11 proceedings, Paul Allen had a significant interest in Charter Holdco resulting in these management arrangements constituting Related Party Transactions prior to that time. Under these agreements, Charter provides management services for the cable systems owned or operated by its subsidiaries and Charter receives reimbursement for all costs and expenses incurred by it for activities relating to the ownership and operation of the managed cable systems, including corporate overhead, administration and salary expense. Payment of management fees by Charter’s operating subsidiaries is subject to certain restrictions under the credit facilities and indentures of such subsidiaries. If any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries. For the year ended December 31, 2011, the subsidiaries of Charter Holdings paid a total of $249 million in management fees to Charter.

Proposal No. 2:

(Item 2 on Proxy Card)

Proposal No. 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee of the board of directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2012. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s principal accountant in 2011 and 2010, and, subject to ratification by stockholders at the Annual Meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2012. Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During the years ended December 31, 2011 and 2010, we incurred fees and related expenses for professional services rendered by KPMG for the audits of our and our subsidiaries’ financial statements, for the review of our and our subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $4.3 million and $4.0 million, respectively.

Audit-Related Fees

We did not incur any audit-related fees during the years ended December 31, 2011 and 2010.

Tax Fees

None.

All Other Fees

We incurred other fees to KPMG of approximately $0.3 million and $0.1 million during the years ended December 31, 2011 and 2010, respectively. These services were primarily related to due diligence related to acquisitions.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2011 and 2010. Each year, including 2011, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the Company’s website, www.charter.com.

Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. Initially in 2011, the Audit Committee consisted of Messrs. Jacobson, Merritt, and Temple. Mr. Temple resigned as a director and Audit Committee member in January 2011 and Mr. Markley was appointed to the Audit Committee at that time. All members were determined by the board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.

The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the board of directors in December 2009, a copy of which is available on the Company’s website at www.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the board. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board determine. The Audit Committee held eight meetings in 2011.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2011. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2011.

The Audit Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

DAVID C. MERRITT

CRAIG A. JACOBSON

JOHN D. MARKLEY, JR.

Section 16(a) Beneficial Ownership Reporting Requirement

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the 2011 fiscal year with the exception of a Form 4 for Mr. Heneghan that was inadvertently filed late. The Form 4 at issue was due for filing on May 25, 2011 for a transaction occurring on May 23, 2011; however, the Form 4 was filed one day late on May 26, 2011.

Code of Ethics

We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on our website at www.charter.com.

Stockholder Proposals for 2013 Annual Meeting

If you want to include a stockholder proposal in the proxy statement for the 2013 annual meeting, it must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 21, 2012. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the board, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2013 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than January 9, 2013 and no later than February 3, 2013. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 4, 2009, and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Our Annual Report on Form 10-K for the year ended December 31, 2011 is available without charge by accessing the “Investor” section of our website at www.charter.com. You also may obtain a paper copy of the Charter Communications, Inc. 2011 10-K, without exhibits, at no charge by writing to the Company at 12405 Powerscourt Drive, St. Louis, MO 63131, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2011 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2011 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The Householding Election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061. We will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet, there is no need to mail the proxy card.

CHARTER COMMUNICATIONS, INC. 12405 POWERSCOURT DRIVE ST. LOUIS, MO 63131

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees		☐	☐	☐

01	W. Lance Conn	02 Darren Glatt	03 Craig A. Jacobson			04 Bruce A. Karsh	05 Edgar Lee
06	Jeffrey A. Marcus	07 John D. Markley, Jr.	08 David C. Merritt			09 Stan Parker	10 Thomas M. Rutledge
11	Eric L. Zinterhofer

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2 To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2012.							☐	☐	☐
NOTE: To vote on any other matters properly brought before the stockholders at the meeting.
For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2012 Notice and Proxy Statement, 2011 Annual Report is/are available at www.proxyvote.com.

CHARTER COMMUNICATIONS, INC. Annual Meeting of Stockholders May 1, 2012 10:00 AM This proxy is solicited by the Board of Directors

The stockholders hereby appoint Robert E. Quicksilver, Richard R. Dykhouse and Paul J. Rutterer, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of stockholders to be held at 10:00 AM, MDT on May 1, 2012, at The Ritz Carlton Hotel, Denver, 1881 Curtis Street, Denver, Colorado 80202, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side